UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                                 ---------------
                                 [First Amended]

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Prime Resource, Inc.
                 ----------------------------------------------
                 (Name of small business issuer in its charter)
                        (Previously Prime Resource, LLC)

          Utah                          6411                     04-3648721
-----------------------------  ---------------------------    ----------------
(State of jurisdiction of      (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)


  22 East First South, Fourth Floor, Salt Lake City, Utah 84111 (801) 521-8636
  ----------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)



22 East First South, Fourth Floor, Salt Lake City, Utah 84111 (801) 521-8636 (Address of principal place of business or intended principal place of business)

     Mr. Julian D. Jensen, Attorney at Law, 311 S. State, Suite 380, Salt Lake City, Utah 84111 (801) 531-6600
--------------------------------------------------------------------------------
(Name, address and telephone number of agent for service)
Approximate date of proposed sale to the public: As soon as possible after the effective date of this Registration.

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ] Not currently applicable.
                                                 -------------------------

If this Form is a post-effective amendment filed pursuant to Rule 4629(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Not currently applicable.
                           -------------------------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Not currently applicable.
                           -------------------------

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ] Not currently applicable.
                      -------------------------

=========================================================================================================================
Title  of each  class of       Dollar   amount       Proposed maximum     Proposed maximum               Amount of
securities to be               to be registered      offering price per   aggregate offering.(1)         registration fee
registered                     to maximum            share                                               (Rounded)
-------------------------------------------------------------------------------------------------------------------------
Common voting stock,           Max: $750,000         $5.00/share          $750,000                       $198.00
150,000 (1) to be
registered, no par
=========================================================================================================================

         1 Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of no market price, but upon the basis of the current Offering price ($5.00/share), for the maximum number of shares to be sold for cash.

SUBJECT TO COMPLETION. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
                                       2

                                   PROSPECTUS

                              PRIME RESOURCE, INC.
                               A UTAH CORPORATION
                        22 EAST FIRST SOUTH, FOURTH FLOOR
                           SALT LAKE CITY, UTAH 84111
                                 (801) 521-8636

                     150,000 SHARES OF COMMON STOCK OFFERED

Prime is registering for public sale a maximum of 150,000 common shares at $5.00/share ($750,000) or a minimum of 100,000 shares ($500,000), fifty million shares authorized, no par. No shares of the existing shareholders (2,800,000 shares) are being registered. The offering will remain open for up to six months from the effective date of the prospectus, being the date appearing below; the "offering term". This is a "best efforts" self-underwriting by the Issuer. No commissions are intended. The minimum offering of 100,000 shares ($500,000) must be sold within the offering term for the offering to close. The maximum offering will be 150,000 shares ($750,000). Proceeds will be placed in a segregated offering account until the minimum offering is sold or the offering is terminated and subscription funds returned.

Our common stock is not currently listed on any national securities exchange or any over-the-counter stock market.

Management is under no obligation to purchase shares to close this offering and has no present intent to participate in this offering.

INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


=========================================================================================================
                                GROSS PROCEEDS                 COMMISSIONS              NET PROCEEDS1
---------------------------------------------------------------------------------------------------------
Maximum Offering                $750,000                                $0.00           $750,000
Per Share                       $5.00                                   $0.00           $5.00
----------------------------    ----------------------------   -----------------------  -----------------
---------------------------------------------------------------------------------------------------------
Minimum Offering                $500,000                                $0.00           $500,000
Per Share                       $5.00                                   $0.00           $5.00
=========================================================================================================

 (1) Does not include estimated offering costs of approximately $45,000 to be paid or reimbursed from proceeds, if closed.

Date of this Prospectus:   July ___, 2002
                                       3


                                TABLE OF CONTENTS

ITEM                                                                                                     PAGE
----                                                                                                     ----
                  Part  I  -  Prospectus  Information

 1.    Front Cover Page of Prospectus........................................................................3
 2.       Inside Front and Outside Back Cover Pages of Prospectus............................................2
 3.       Summary Information and Risk Factors...............................................................5
 4.       Use of Proceeds...................................................................................13
 5.       Determination of Offering Price...................................................................18
 6.       Dilution..........................................................................................18
 7.       Selling Security Holders..........................................................................19
 8.       Plan of Distribution..............................................................................19
 9.    Legal Proceedings....................................................................................23
10.    Directors, Executive Officers, Promoters, and Control Persons........................................24
11.    Security Ownership of Certain Beneficial Owners and Management.......................................27
12.    Description of Securities............................................................................28
13.    Interest of Experts and Counsel......................................................................30
14.    Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities.....................................................................30
15.    Organization Within Last Five Years..................................................................30
16.    Description of Business..............................................................................31
17.    Management's Discussion and Analysis.................................................................40
18.    Description of Property..............................................................................47
19.    Certain Relationships and Related Transactions.......................................................47
20.    Market for Common Equity and Related Stockholder Matters.............................................48
21.    Executive Compensation...............................................................................49
22.    Financial Statements.................................................................................50
23.    Changes In and Disagreement With Accountants.........................................................50


                    Part II - Information Not Required in Prospectus

24.    Indemnification of Directors and Officers............................................................52
25.    Other Expenses of Issuance and Distribution..........................................................52
26.    Recent Sales of Unregistered Securities..............................................................52
27.    Exhibit List.........................................................................................54
28.    Undertakings.........................................................................................54
29.    Signatures...........................................................................................56

       (Part II Table will not appear in Prospectus only copy; and page numbering will be modified)

                             SUMMARY OF THE OFFERING
                             -----------------------

The Company:    Prime Resource, Inc. ("Prime") was incorporated in Utah on March
                29, 2002.  Prime Resource,  Inc. is a successor entity to a Utah limited liability company known as Prime Resource,  LLC, ("Prime
                LLC"). The principals of Prime remain the same as those in Prime
                LLC.  Prime  LLC was  organized  in  June,  1996,  but  remained inactive until October, 1998 when it became a parent company for its two operating  subsidiaries,  Belsen  Getty,  LLC and Fringe
                Benefits Analysts,  LLC. These  subsidiaries,  in turn, are both
                Utah limited  liability  companies.  Belsen Getty since 1984 has been engaged in corporate  and  personal  financial  consulting, business  planning and related business and investment  advisory services. Fringe Benefits Analysts since 1984 has been primarily a benefits  consultant and a broker of group insurance products.
                The nature of these types of businesses and entities are further explained in the following  paragraph.  Prime, at the conclusion of this  offering,  would  intend  to  operate  the same type of business  as  presently  engaged  in through  its  subsidiaries,
                Belsen Getty and Fringe Benefits  Analysts,  as a public entity.
                The  purposes  of this  offering  will be to sell up to  150,000 common  shares  to  raise  additional  capital  to  expand  and, hopefully,  increase  the  revenues  and  profitability  of  the existing business  operations as more particularly  described in this offering. In the event of the maximum offering,  the public
                shareholders   purchasing   in  this   offering   would  acquire
                approximately 5% of the to be issued and outstanding shares, or approximately 3.5% in the event of the minimum offering. In either event, the public shareholders acquiring through this offering will be substantial minority shareholders and will most likely never be in a position to exert any influence over the direction or control of Prime. Prime is presently a small operating company through its two subsidiaries, whose business and functions are described in more detail below and under the "Business Section" of this offering. We anticipate maintaining our principal operations in Salt Lake City, Utah and will primarily provide our services in the Intermountain area of the United States.

Nature and As briefly noted above, Prime Resource, Inc., which is the Operation of successor to Prime Resource, LLC, will not directly engage in
Subsidiaries:   any business activities, but will act as a parent corporation to its two operating  subsidiaries,  Belsen  Getty,  LLC and Fringe
                Benefits Analysts, LLC. The "LLC" designation stands for Limited
                Liability  Company.  You  should  understand,  as a  prospective investor in this offering,  that an LLC is a relatively new form of  business  entity  created  by  statute  in  Utah  and  other jurisdictions  whereby  the  company  operates  very much in the nature of a partnership with decisions being  collectively  made by its members (owners) and with day-to-day  operations  usually handled by a manager.  There is limited liability to the members and the manager arising out of legitimate  business  activities.
                The earnings, if any, for this type of entity are not charged or taxed at the LLC level,  but pass through to the owners known as members.  In this  case,  the only  owner is Prime,  which  will receive all net profits,  if any,  generated by Belsen Getty and
                Fringe Benefits  Analysts.  It should also be noted that limited liability  companies,  unlike  the parent  corporation,  are not perpetual  entities  but have a fixed  term.  In this case,  the existence  of the  operating  entities,  Belsen Getty and Fringe
                Benefits,  will  terminate  not later than December 31, 2021. If
                Prime  is  still  successfully  operating  at  the  time  of the expiration date of these entities, it would be intended that the assets and operations of such entities would be rolled over into a new LLC or other form of  business  entity.  This  contingency should not have a significant  impact on the economic welfare of
                Prime.  You should also  understand,  however,  that you are not acquiring a direct  interest in the operating  subsidiaries  but only in the parent  company.  Prime will  direct and control the ownership and operation of the subsidiaries for and on behalf of the shareholders as the sole owner. By way of brief description,
                Belsen Getty is a business  consulting and financial  management company which provides investment management, financial planning and pension and retirement  planning for various  individual and
                business  clients.  In  these  capacities,   it  often  provides
                investment  advice.  Belsen  Getty has been in  operation  since
                1985.  Its revenues are primarily  fee based.  Since 1985 Fringe
                Benefits  Analysts  has  been  primarily  a  business  insurance provider  of  health,  life,  dental  and  disability  insurance coverages.  Both entities  concentrate their business activities
                in  the  state  of  Utah,   though  they  have  various  clients
                throughout the western United States. The managers for the entities are Mr. Terry Deru for Belsen Getty and Mr. Scott Deru for Fringe Benefits. These entities, their relationship and their management are more fully described under the "Description of Business" section.

The Offering:   Prime is attempting to sell a very limited  number of its shares to the public as a self underwriting, without commissions. Up to 5% of the to be issued and outstanding shares in the company may be sold at an offering price of $5.00/share. The maximum offering would be $750,000 from the sale of 150,000 shares and the minimum offering would be the sale of 100,000 shares at $5.00/share for $500,000. We, Prime Management, will place the offering proceeds into a segregated subscription account for a period up to 180 days from the effective date of the offering
                (the date appearing on the prospectus cover). If the minimum offering is not fully subscribed by the end of that offering period, investors will be returned their subscription without deduction or interest. Prime may elect to close the offering at any time after the minimum is sold within the offering term up to the maximum offering. There is no assurance or warranty that the company will be successful in the sale of its public shares.
                See "Terms of the Offering".

Trading Market  To date Prime has not obtained any trading symbol,  nor have its shares been Symbol qualified or registered for trading. It is intended that we will, concurrently with this registration, apply through one or more broker/dealers for listing on the Electronic Bulletin Board, but can give no assurance or warranty that the shares will be qualified for trading on any over-the-counter market. In all events, there may be a very limited or non-existent public trading market for Prime's shares. See "Risk Factors".

    Summary The following summary financial data should be read in Financial Data: conjunction with, and is subject to, the complete Financial
                Statements,  and notes,  included  elsewhere in this Prospectus.
                The  operating  data and the balance sheet data was derived from
                Prime's  predecessor entity,  Prime LLC's Financial  Statements, included  elsewhere  in this  Prospectus.  These  results do not necessarily  indicate  the results to be expected for any future period. THE COMPLETE FINANCIAL STATEMENTS, AS ATTACHED,  INCLUDE
                PRO  FORMA  MATERIAL  RELATED  TO  CERTAIN   REORGANIZATION  AND
                COMPENSATION  EVENTS,  AS  WELL  AS  OPERATING  IN  THE  CURRENT
                CORPORATE FORM.


       CONSOLIDATED BALANCE SHEET                                                  March 31, 2002
       DATA: (Predecessor Entity,                     December 31st (Audited)        (Unaudited)
             Prime, LLC.)                             -----------------------        -----------
                                                        2001           2000

Assets                                                $580,128       $660,615          $437,628

Liabilities                                           $360,805       $162,416          $245,431

Members' Equity                                       $220,338       $498,199          $193,604


Accumulated  Other Comprehensive Loss                 $ (1,015)          --            $ (1,407)


Total Liabilities, Members' Equity, and

Accumulated Other Comprehensive Loss                  $580,128       $660,615          $437,628

STATEMENT OF CONSOLIDATED OPERATIONS DATA:
(Predecessor Entity--Prime LLC)


                                                                                       Three Months
                                           Years Ended December 31st                  Ended March 31st
                                                   (Audited)                            (Unaudited)
                                           2001                  2000             2002               2001
                                          --------             --------         --------            -------
Revenues:
   Commissions                          $1,557,246           $1,498,016        $ 434,852           $418,578

   Investment Advisory Fees                449,031              707,537           89,988            156,197

   Interest and Dividends                   15,204                7,716            3,278              1,731
                                          --------             --------         --------            -------
                                         2,021,481            2,213,269          528,118            576,506
                                          --------             --------         --------            -------
Expenses:
   Operating                             2,057,452            1,957,107          667,677            496,089

   Interest                                    674                  662              175                169
                                          --------             --------         --------            -------
                                         2,058,126            1,957,769          667,852            496,258
                                          --------             --------         --------            -------
Net Income (loss)                          (36,645)             255,500         (139,734)             80,248
                                          --------             --------         --------            -------
Comprehensive Income
(Loss)                                    ($37,660)            $255,500        $(140,126)            $80,248
                                          --------             --------         --------            -------

RISK FACTORS
------------

         The following constitutes what we believe to be the most significant risk factors in this offering. No particular significance should be attached to the order in which the risk factors are listed:

         Certain forward-looking statements are based on our current expectations and are susceptible to a number of risks, uncertainties and other factors, and our actual results performance and achievements may different materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the factors discussed in this section entitled "Risk Factors", as well as the following:
development and operating costs, changing trends in customer tastes and demographic patterns, changes in business strategy or development plans, general economic, business and political conditions in the countries and territories in which we may operate, changes in, or failure to comply with, government regulations, including accounting standards, environmental laws and taxation requirements, costs and other effects of legal and administrative proceedings, impact of general economic conditions on consumer spending, and other risks and uncertainties referred to in this prospectus and in our other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

         1.  Continuing  Control By  Existing  Shareholders  Means You Will Most
         -----------------------------------------------------------------------
Likely Never Influence  Corporate Policy.  There is a risk of investment in this
--------------------------------------------------------------------------------
offering because even if the maximum offering is sold to the public, the present
--------------------------------------------------------------------------------
shareholders will continue to own approximately 95% of the shares; and, thereby,
--------------------------------------------------------------------------------
be in a position to make all corporate decisions.  We have determined that Prime
-------------------------------------------------
can adequately go forward with expanding its business by only offering a limited number of securities to the public. The offering range which has been prescribed by management is between 100,000 shares at $5.00/share, for a minimum offering of $500,000, to 150,000 shares for a maximum offering of $750,000. If the company is successful in selling all shares in the maximum offering, the public would only own approximately 5% of the issued and outstanding shares and 3.5% in the event only the minimum offering is sold. As a result, it is not likely that investors in this offering will ever exercise any significant influence or control over the direction or operation of Prime as shareholders.

         2. Majority Share  Transactions  May Adversely Effect the Price of Your
         -----------------------------------------------------------------------
Stock in the Future. Because the existing shareholders have and will continue to
--------------------------------------------------------------------------------
own the vast majority of the outstanding  shares, any market transaction by them
--------------------------------------------------------------------------------
may have a significant  adverse impact on any future market price of your shares
--------------------------------------------------------------------------------
by  potentially  depressing  any  market  price  as  these  large  holdings  are
--------------------------------------------------------------------------------
liquidated. The majority shareholders will continue, for the foreseeable future,
-----------
to own almost all of the issued and outstanding shares, whether or not such shares are currently registered for sale. Each investor in this offering should understand that the majority shareholders, either pursuant to registration or the application of an exemption from registration in the future, will eventually be in a position to sell their shares if a public market is developed for the shares. In the event of such public market and subsequent transaction by the majority shareholders, the majority may significantly influence the price of the stock by selling even a small portion of their shares. This ability to adversely affect future stock prices by a small group of initial shareholders creates a significant market risk to anyone investing in this offering.

         3. Limited  Capital May Impair the  Capacity of Prime to Meet  Intended
         -----------------------------------------------------------------------
Business  Objectives.  There  remains a question of whether  there is sufficient
--------------------------------------------------------------------------------
capital  being  raised in this  offering to finance the  activities  intended by
--------------------------------------------------------------------------------
Prime. If not, Prime may not meet its financial  objectives or develop any value
--------------------------------------------------------------------------------
for its shares. There is a very limited amount of capital being generated,  even
---------------
if this offering is successful. As a result, even if closed, this offering may not generate sufficient revenues to Prime to allow it to adequately fund its intended activities. Moreover, alternative funding may not be available. Prime believes that the limited amount of capital being raised by this offering, $500,000 to $750,000 in gross proceeds, will help it expand the marketing and implementation of its current business activities through its two subsidiary entities. However, each prospective investor must understand that $500,000 to $750,000 in gross proceeds is a relatively limited amount of capital to make any significant expansion or realize the subsidiaries' activities and the expected or anticipated results by management. This risk factor is more thoroughly discussed under the Use of Proceeds and Business Sections, but no assurance or warranty can be given that such business objectives can be met.

         4. No Public Market May Limit Your Capacity to  Subsequently  Sell Your
         -----------------------------------------------------------------------
Stock. At the present time there is no public market for our shares and there is
--------------------------------------------------------------------------------
no assurance  that any public market will be developed  for these shares,  which
--------------------------------------------------------------------------------
means you may have  difficulty  selling  your  shares in the  future.  Without a
--------------------------------------------------------------------------------
viable public market,  shareholders  may not be able to sell their shares in the
--------------------------------------------------------------------------------
future.  The company  does not have any  trading  markets for its shares and the
-------
mere completion or sale of shares pursuant to this Registration Statement will not insure that a public market will or can be developed for the trading of the company's shares. If we are not able to obtain an Electronic Bulletin Board Listing and develop a resulting public trading market for our shares, there may be limited liquidity of the shares, investors may be forced to hold such shares for an indefinite period of time and rely upon the uncertain prospects of private sales of their securities in order to have some type of exit strategy or liquidity. Even if a public market develops, there is no reasonable projection that can be made as to the price at which the shares may trade.

         5.  Dilution  May Reduce the Value of Your  Shares  Below the  Purchase
         -----------------------------------------------------------------------
Price.  Dilution is a concept which attempts to measure the  difference  between
--------------------------------------------------------------------------------
what a  prospective  shareholder  will pay for the Prime shares as contrasted to
--------------------------------------------------------------------------------
the value of those  shares  measured by the net worth of the company at the time
--------------------------------------------------------------------------------
of purchase.  Substantial  dilution risk is  anticipated  to purchasers of Prime
--------------------------------------------------------------------------------
shares.  Dilution  constitutes a risk of investment because the shares purchased
-------
may immediately be worth substantially less on a net worth basis than what was paid for them. This probable dilution means that the actual value of your shares, based upon the net worth of the company, will likely be substantially lower than any arbitrary price which you may pay for acquiring these shares at the time of purchase. See Dilution Section.

         6. A Change in Management May Adversely Effect the Future Activities of
         -----------------------------------------------------------------------
Prime.  There is a  substantial  risk to Prime and its  shareholders  if present
--------------------------------------------------------------------------------
management  does not continue their  affiliation,  as future  principals may not
--------------------------------------------------------------------------------
have the  particular  knowledge  and  contacts to maintain or expand the present
--------------------------------------------------------------------------------
business  activities.  You should  understand that because the intended products
---------------------
and services are very unique and keyed to a relatively narrow market group, there are few individuals with interests, contacts or expertise who can take over and operate the present activities of the Prime subsidiaries. Should any member of management decide not to continue his affiliation, or be released by the company, Prime and its shareholders may be substantially and immediately adversely affected. Further, there is only a three year employment contract with each member of management with Prime allowed to terminate any employee without cause or minimal notice.

         7. Potential to be Deemed a Penny Stock May Cause  Additional  Costs of
         -----------------------------------------------------------------------
Trading  or Limit  the  Potential  Market.  While  Prime is not  believed  to be
--------------------------------------------------------------------------------
currently  classified  as a penny  stock,  our  stock,  if a  trading  market is
--------------------------------------------------------------------------------
established,  may trade below  $5.00/share  and become a penny stock which poses
--------------------------------------------------------------------------------
the risk of reduced tradeability. The stock of Prime, if it successfully trades,
---------------------------------
should not initially be defined as a "penny stock", but could become such if traded below $5.00/share. As a result, the shares of Prime may be subject to special regulations by the SEC and certain states known as "penny stock rules" which require additional screening and limitations on trading by individuals buying or selling certain defined speculative low price shares through a broker/dealer. These restrictions may adversely effect the tradeability or price of the shares. See "Plan of Distribution".

         8. Lack of  Management  Experience  May  Adversely  Impact the  Company
         -----------------------------------------------------------------------
Meeting Its Objectives.  Your management will have very little experience in the
--------------------------------------------------------------------------------
operation  of a  public  company  with a  resulting  risk  it may not be able to
--------------------------------------------------------------------------------
comply.  There is a risk in Prime  arising  from the  fact  that  management  is
-------
inexperienced in operating a public company and may have problems complying with the complex regulations for a public company or waste valuable resources in attempting to comply. If these problems develop they could cause suspensions in trading or decreases in the stock price. You will be relying upon us to be able to manage a public company, complete the complex reporting requirements and to learn and discharge other responsibilities incident to the operation of a publicly held reporting company if this Offering is successfully closed. Your management believes that its limited inexperience should be considered as a potential risk factor.

         9. Limited Revenue Growth and Net Loss by the Predecessor  Entities May
         -----------------------------------------------------------------------
Mean Your Anticipated Return on Investment May be Limited or Non-existent. There
--------------------------------------------------------------------------------
is an inherent  risk  factor in this  offering to the extent that Prime has only
--------------------------------------------------------------------------------
had very limited revenue growth from the time of its initial business conception
--------------------------------------------------------------------------------
in 1985 to the present and  experienced a net loss in calendar year 2001 and the
--------------------------------------------------------------------------------
first quarter of 2002. The risk is that if a company does not ultimately  create
----------------------
earnings growth, there is little likelihood that its shares will maintain any market value. Each prospective investor in this offering should understand that one of the anticipated objectives of participating in a public company is to participate in a company which has significant future potential for revenue growth and resulting net earnings. In this particular offering, the historical record has shown a very modest amount of revenue growth by Prime from its inception and even less significant growth in net profits, with a loss in 2001 and 2002 to date. There remains a question of whether investment return can be maximized to investors in this offering unless the limited amount of proceeds being raised by this offering significantly contribute to an increase in revenues and net income which assumption must remain an open question until actual proceeds are expended and operating results are computed.

         10. Government  Regulation and Policies May Impair the Ability of Prime
         -----------------------------------------------------------------------
to Operate Profitably.  There is risk in this offering in that each of the areas
--------------------------------------------------------------------------------
of  financial  services in which Prime  participates  is subject to  significant
--------------------------------------------------------------------------------
governmental  regulation and policy control. For instance, the area of insurance
--------------------------------------------
sales is subject to greater than average government regulation of terms, pricing and persons who may engage in insurance sales. In like manner, the providing of investment advice by Belsen Getty requires particular licensing and reporting requirements. Each investor in this offering should be aware that the areas of financial and business planning, health and business insurance and other facets of the services in which Prime participates through its two operating subsidiaries are significantly controlled by government regulation and policy. For instance, the sale of insurance and insurance agents are regulated by an insurance commission or other governmental agency on the state level. Additionally, the providing of investment advice and services is regulated on the federal and state level as investment advisory services. The change or modification of government regulation and policy in any of these or other related areas in which the company operates or the failure of any principal to maintain his status as a licensed professional may have a significant adverse impact on its future earnings or earnings potential. See section on "Description of Business".

         11.  The  Nature of the  Business  May  Limit the  Growth of Prime as a
         -----------------------------------------------------------------------
Public  Company.  There is a special  risk  factor in this  offering in that the
--------------------------------------------------------------------------------
nature of the  business  products and  services  provided by Prime,  through its
--------------------------------------------------------------------------------
operating subsidiaries,  has historically been associated with personal contacts
--------------------------------------------------------------------------------
and  relationships  which may limit  potential  future growth of the company.  A
--------------------------------------------------------------------------------
business upon which  personal  contacts and  relationships  are paramount may be
--------------------------------------------------------------------------------
limited in growth potential to the time available to those necessary to maintain
--------------------------------------------------------------------------------
such contacts.  Moreover, a business based on personal expertise and contacts is
--------------
always at great risk if key persons maintaining those contacts leave the business. Each investor in this offering should understand that much of the limited success of Prime to date revolves around and has arisen out of the personal expertise and contacts of its principal management personnel in meeting with and personally providing the services which the company extends to other business entities and individuals. There is no certainty that even with additional capital raised with this or any subsequent funding activities, Prime will be able to create significant growth in this type of industry due to the requirement of the personal nature of such contacts and efforts to increase business activities. This consideration should remain as a significant risk factor to prospective investors.

         12. Future Capital Needs May Impair  Prime's  Ability to Meet Financial
         -----------------------------------------------------------------------
Obligations or be Profitable. There is a risk factor in this offering that Prime
--------------------------------------------------------------------------------
may need  future  capital to maintain or  increase  business  activities  in the
--------------------------------------------------------------------------------
future and no assurance  can be given that such future  capital can be obtained.
--------------------------------------------------------------------------------
There is a reasonable likelihood that a growing business may need future capital. There is a risk in this offering to the extent Prime has no assurance that additional or future funds will be available. You will be subject to a risk in this offering in that Prime may, in the future, require substantial additional capital either to maintain its existing operations or to attempt to further grow and expand operations to reach a level of significant profitability. In such event, there is no assurance that Prime will be able to raise significant future capital either through borrowing, private placement sales or a subsequent public offering.

         13.  Large  Institutional   Competitors  May  Adversely  Affect  Future
         -----------------------------------------------------------------------
Revenues or Potential Profits of Prime.  There is a risk factor in this offering
--------------------------------------------------------------------------------
that Prime may come under price and marketing pressure from large  institutional
--------------------------------------------------------------------------------
service companies providing essentially the same or related types of services or
--------------------------------------------------------------------------------
financial  products at a lower cost due to economies of scale. Large competitors
--------------------------------------------------------------
pose a special risk to a small company like Prime in a similar industry in that the larger competitor may offer and supply services or product at less expense and attract away necessary customers or engage in larger and more effective marketing. There appears to be a growing trend in financial and insurance services where large institutional companies such as national CPA firms, insurance companies, banks and brokerage firms provide various forms of financial planning and insurance services. There appears to be a significant risk factor in this offering to you that Prime, in the future, may not be able to compete effectively with such large institutional service companies who may provide financial and business planning and other related business planning or insurance on a lower cost basis than the company can afford to provide due to economies of scale and worldwide marketing abilities.

USE OF PROCEEDS
---------------

         In this offering, Prime will receive gross offering proceeds, if the offering is closed, either of $500,000 in the event of the minimum offering, or a maximum of $750,000. The company reserves the right to close the offering during the offering term at any point between the minimum offering and the maximum offering. In the event the offering is closed as a minimum offering there would only be $120,000 in working capital reserves allocated to Prime. All amounts raised over the minimum offering will be used for the working capital reserves of Prime. From the gross proceeds, the company will also deduct the estimated offering cost of approximately $45,000 which are estimated to be allocated between audit and accounting work, legal services and for printing, filing fees & miscellaneous costs of the offering as estimated below.

          In the minimum offering, as contrasted to the maximum, it is anticipated the working capital reserve to Prime would be reduced from $270,000 to $20,000 and there would be no acquisition fund. All additional investment proceeds received over the minimum offering will be applied to an increase in the working capital reserve fund of Prime. The primary purpose of the Prime working capital reserves are presently intended to create an acquisition fund for insurance agencies or their book of business through Fringe Benefits.

         From the anticipated net offering proceeds, Prime would employ the proceeds in three specific applications. In the event of the maximum offering, approximately $370,000 would be used by Prime directly for additional management personnel, general administrative costs and working capital and acquisition reserves. Approximately $250,000 would be available for acquisitions by Fringe Benefits. The balance of the proceeds would be allocated approximately $220,000 to Fringe Benefit Analysts and $115,000 to Belsen Getty to be specifically applied as set-out in the following estimated net proceed charts.

         EACH PROSPECTIVE INVESTOR SHOULD UNDERSTAND THAT THE FOLLOWING TABLE CONSTITUTES OUR BEST PRESENT ESTIMATE OF THE USE OF PROCEEDS, BUT THAT WE MAY VARY FROM THIS OUTLINE IN BOTH TYPE AND AMOUNT OF EXPENDITURE IN THE EXERCISE OF SOUND BUSINESS JUDGMENT. MOREOVER, FUNDS HELD FOR ACQUISITION MAY BE USED IN DIFFERENT AREAS IF SUITABLE ACQUISITION OPPORTUNITIES ARE NOT FOUND WITHIN A REASONABLE PERIOD OF TIME.


                             MAXIMUM OFFERING: $750,000
             GENERAL DESCRIPTION OF INTENDED EXPENDITURE      DOLLAR AMOUNT     PERCENTAGE OF
                                                                              OFFERING(ROUNDED)

1     Estimated offering costs:                                 $ 45,000             6.0%
                                                                --------         --------
      a.  Legal fees                                            $ 20,000             2.7%
      b.  Audit and accounting review expense                   $ 20,000             2.7%
      c.  Printing, mailing and distribution                    $  2,500              .33%
      d.  State Filing and Edgar processing fees                $  2,500              .33%


2     Estimated allocation to Prime Resource                    $370,000            49.3%
                                                                --------         --------
      a.  Salaries to new administrative staff members1         $ 20,000             2.7%
      b.  Management fees                                       $ 30,000             4.0%
      c.  General and administrative costs
           1.  Ongoing legal                                    $ 10,000             1.3%
           2.  Ongoing accounting                               $ 10,000             1.3%
           3.  Ongoing employee training                        $  5,000              .67%
           4.  Employee training supplies                       $  1,500              .20%
           5.  Additional financial modeling software           $  2,000              .27%
           6.  Website development and enhancement              $ 20,000             2.67%
           7.  Financial public relations                       $  1,500              .20%
      d.  Working capital reserves
            1.  Recruitment expense (employees)                 $ 10,000             1.3%
            2.  Entertainment budget (insurance agents)         $ 10,000             1.3%
            3.  Acquisition of insurance or clients business(2) $250,000 (2)        33.3%

                     3. Fringe Benefits Analysts                $220,000            29.3%
                                                                --------         --------

                              a. Advertising

                                    1. Radio                    $  5,000              .67%
                                 2. Direct Mail                 $ 12,000             1.6%
                                3. Telemarketers                $  5,000              .67%
                              4. Online promotion               $  3,000              .40%
                         b. Recruiting new agents
                                1. Entertainment                $ 15,000             2.0%
                      2. Recruiting services (headhunter)       $ 10,000             1.3%
                                  3. Seminars                   $ 20,000             2.67%
                               4. Travel expenses               $ 10,000             1.3%
                      5. Lap top and presentation software      $ 10,000             1.3%
                         6. Legal due diligence expense         $ 10,000             1.3%

                    (Continued on following page)

                                                                                    PERCENTAGE OF
GENERAL DESCRIPTION OF EXPENDITURE                         DOLLAR AMOUNT          OFFERING (ROUNDED)

    c.  Trade Show
         1.  Location deposits                               $  3,000                   .40%
         2.  Booth preparation                               $  5,000                   .67%
         3.  Travel Expenses                                 $  2,000                   .27
    d.  Marketing FBA Advantage program

        1.  Mailing lists purchase                           $ 15,000                  2.0%
        2.  Telemarketing follow-up                          $ 10,000                  1.3%
        3.  Brochure layout and design                       $  2,500                   .33%
        4.  Printing brochure                                $ 10,000                  1.3%
        5.  Travel expense                                   $ 10,000                  1.3%
        6.  Mailing expense                                  $  2,500                   .33%
   e.  Additional sales materials
        1.  Design of new product brochures                  $  2,500                   .33%
        2.  Printing expense                                 $  7,500                  1.0%
   f.  New service personnel (2)
        1.  Recruit and train                                $  2,500                   .33%
        2.  Salary and benefits                              $ 47,500                  6.3%

4.  Belsen Getty                                             $115,000                 15.3%
                                                             --------              --------
    a.  Marketing budget
        1.  Mailing development                              $  5,000                   .67%
        2.  List purchase ongoing                            $ 10,000                  1.3%
        3.  Printing and mailing                             $ 20,000                  2.67%
        4.  Telemarketing follow-up                          $ 15,000                  2.0%
    b.  Relocation budget

         1.  Moving personnel                                $  2,500                   .33%
         2.  Moving supplies                                 $  5,000                   .67%
         3.  Reconfigure Telecom and network                 $  2,500                   .33%
    c.  New equipment and software
        1.  New server and Lan                               $ 10,000                  1.3%
    d.  New service personnel
        1.  Recruit and train                                $  2,500                   .33%
        2.  Salary                                           $ 27,500                  3.67%
    e.  Consulting service personnel (part-time)             $ 15,000                  2.0%
    TOTAL                                                    $750,000                  100%



      1 No proceeds of the offering will be employed to pay salaries or benefits to any current officer or employee.

      2 Prime is maintaining a large working/acquisition capital reserve in the maximum offering in anticipation that Fringe Benefits Analysts will request to draw upon this reserve to fund its intended efforts to acquire other insurance brokerage companies or their book of business.


                           MINIMUM OFFERING: $500,000


                                                                                  PERCENTAGE OF OFFERING
GENERAL DESCRIPTION OF INTENDED EXPENDITURE                     DOLLAR AMOUNT           (ROUNDED)

1.  Estimated offering costs:                                     $ 45,000                9.0%
                                                                  --------            --------
     a.  Legal fees                                               $ 20,000                4.0%
     b.  Audit and accounting review expense                      $ 20,000                4.0%
     c.  Printing, mailing and distribution                       $  2,500                 .50%
     d.  State filing and Edgar processing fees                   $  2,500                 .50%

2.  Estimated allocation to Prime Resource                        $120,000               24.0%
                                                                  --------            --------
     a.  Salaries to new administrative staff members1            $ 20,000                4.0%
     b.  Management fees                                          $ 30,000                6.0%
     c.  General and administrative costs
          1.  Ongoing legal                                       $ 10,000                2.0%
          2.  Ongoing accounting                                  $ 10,000                2.0%
          3.  Ongoing employee training                           $  5,000                1.0%
          4.  Employee training supplies                          $  1,500                 .30%
          5.  Additional financial modeling software              $  2,000                 .40%
          6.  Website development and enhancement                 $ 20,000                4.0%
          7.  Financial public relations                          $  1,500                 .30%
    d.  Working capital reserves                                  $ 20,000                4.0%

3. Fringe Benefits Analysts                                       $220,000               44.0%
                                                                  --------            --------
    a.  Advertising

         1.  Radio                                                $  5,000                1.0%
         2.  Direct mail                                          $ 12,000                2.4%
         3.  Telemarketers                                        $  5,000                1.0%
         4.  Online promotion                                     $  3,000                 .60%
    b.  Recruiting new agents
         1.  Entertainment                                        $ 15,000                3.0%
         2.  Recruiting Services (headhunter)                     $ 10,000                2.0%
         3.  Seminars                                             $ 20,000                4.0%
         4.  Travel expenses                                      $ 10,000                2.0%
         5.  Lap top and presentation software                    $ 10,000                2.0%
         6.  Legal due diligence                                  $ 10,000                2.0%

(Continued on following page)


                                                                            PERCENTAGE OF OFFERING
       GENERAL DESCRIPTION OF INTENDED EXPENDITURE       DOLLAR AMOUNT            (ROUNDED)
    c.  Trade show related expenses
         1.  Location deposits                             $  3,000                 .60%
         2.  Booth preparation                             $  5,000                1.0%
         3.  Travel expenses                               $  2,000                 .40%
    d.  Marketing FBA Advantage program

         1.  Mailing lists purchase                        $ 15,000                3.0%
         2.  Telemarketing follow-up                       $ 10,000                2.0%
         3.  Brochure layout and design                    $  2,500                 .50%
         4.  Printing brochure                             $ 10,000                2.0%
         5.  Travel expense                                $ 10,000                2.0%
         6.  Mailing expense                               $  2,500                 .50%
    e.  Additional sales materials
         1.  Design of new product brochures               $  2,500                 .50%
         2.  Printing expense                              $  7,500                1.5%
    f.  New service personnel (2)
        1.  Recruit and train                              $  2,500                 .50%
        2.  Salary and benefits                            $ 47,500                9.5%

4.  Belsen Getty                                           $115,000               23.0%
                                                           --------            --------
    a.  Marketing budget

         1.  Mailing development                           $  5,000                1.0%
         2.  List purchase ongoing                         $ 10,000                2.0%
         3.  Printing and mailing                          $ 20,000                4.0%
         4.  Telemarketing follow-up                       $ 15,000                3.0%
    b.  Relocation budget

         1.  Moving personnel                              $  2,500                 .50%
         2.  Moving supplies                               $  5,000                1.0%
         3.  Reconfigure Telecom and network               $  2,500                 .50%
    c.  New equipment and software
         1.  New serever and Lan                           $ 10,000                2.0%
    d.  New service personnel
         1.  Recruit and train                             $  2,500                 .50%
         2.  Salary                                        $ 27,500                5.5%
    e.  Consulting service personnel (part-time)           $ 15,000                3.0%

TOTAL                                                      $500,000              100%

       See also "Plan of Operations" under Description of Business for a more detailed description of intended business activities and expenditures over the next year.

                         DETERMINATION OF OFFERING PRICE
                         -------------------------------

         The price at which the shares are to be sold in this offering have been arbitrarily set by the Board of Directors of Prime and do not attempt to reflect any valuation or evaluation of the company's net worth or future trading price, if any.

                                    DILUTION
                                    --------

         Dilution is a term which normally defines the reduction in value per share based upon book value which occurs to the investor in certain offerings compared to the purchase price of those shares. The net tangible book value of Prime LLC interest as of the attached Balance Sheet dated March 31, 2002 was $437,628 and is estimated to be $0.16/share in the present corporate form.

           By way of specific illustration, an investor in this offering is paying $5.00 per share. It is estimated that the net worth per share after the completion of the maximum offering will only be approximately $0.30 per share. Therefore, each investor in this offering will suffer an immediate estimated dilution to his investment of $4.70 per share or 94 % in the minimum offering; and $4.78 per share or 96 % in the maximum offering. Dilution would generally be pro rated between the minimum and maximum offering if closed between those extremes. These dilution ranges are illustrated in the following graphical representations:

                               [GRAPHIC OMMITTED]

            Minimum offering                    Maximum Offering

 Value Subscription   Value share after   Value Subscription    Value share
 $5.00/share          offering            $5.00/share           after offering
 100%                 $0.30/share         100%                  $ 0.22/share
                       (Rounded)                                (Rounded)


                                                                Dilution 96%
                      Dilution 94%                              $4.78/Share
                      $4.70/Share

         In this offering dilution primarily arises because the original founders, who organized the corporation and the predecessor limited liability company, received shares or other ownership interests for intangible contributions to Prime which are difficult to value. As a result, there will not be a significant net worth per share prior to this offering and your cash subscription will, as a result, be "diluted" in value.

                            SELLING SECURITY HOLDERS
                            ------------------------

         In this offering none of the existing security holders are registering their shares, nor do any intend to sell shares pursuant to this registration statement. The current principal shareholders of the company hold 2,800,000 shares. If this offering is fully subscribed there will be an additional 150,000 registered shares issued. At some future date, one or more of the initial security holders may elect to attempt to sell their shares pursuant to a subsequent registration or a claimed exemption from registration. At present, the company has no plans to engage in any further registration beyond this current registration. Further, the existing shareholders holding unregistered securities would have to avail themselves of an exemption from registration to sell in the future, which exemption would, in most cases, not be available unless this registration is completed and a trading market is established for the shares so that the current principal shareholders could avail themselves of Rule 144, or similar exemption provisions, to engage in a future sale of their shares after a required holding period. See Risk Factors and Plan of Distribution as to the implications of potential future sales by affiliates.

                              PLAN OF DISTRIBUTION
                              --------------------

General

         Prime does not intend to employ the services of any underwriter or other broker/dealer to place or sell its securities. Prime believes it can place the limited amount of securities being offered by this registration through the efforts of a member of its own management group who will not be paid any consideration, commission or other compensation for his selling and placement efforts. Consequently, no provisions for commissions have been provided for in this prospectus. Should management determine, at any time, that it is necessary to sell this offering through the use of commissions to an underwriter, management will reserve the right to amend this registration and prospectus to reflect any such commission arrangements and to continue with the offering in accordance with all other terms and provisions.

Issuer/Agent

         It is presently anticipated that Mr. Andrew Limpert will be exclusively responsible for the efforts to sell the Prime shares in this offering to various business contacts and acquaintances through delivery of this prospectus. Mr. Limpert is currently acting as the Treasurer and a member of the Board of Directors. We cannot promise the offering will be sold, as Mr. Limpert will only engage in these efforts on a part-time basis. Obviously, there is an indirect benefit to management, as principal shareholders, if the shares are sold in this offering as the management shareholders would most likely realize an increase in the value of their shares after this offering and potentially an active market for their shares. Should any other member of management be qualified to act and in fact engages in selling efforts for Prime such fact will be supplementally disclosed to any prospective investor.

         Mr. Limpert has been licensed on one prior occasion in Utah to act as an issuer/agent and will seek such designation in this offering. It is believed Mr. Limpert, or any subsequently designated management sales agent, in his intended selling efforts of the Prime shares being registered will fully meet the safe harbor requirement of a non-broker issuer agent pursuant to Rule 3a4-1 promulgated by the SEC under the Securities and Exchange Act of 1934. Any prospective investor wishing a copy of this rule or further explanation of the company's determination of compliance will be provided a copy and explanation prior to investing upon request to Prime.

         In the unanticipated eventuality that Prime determines it is necessary to hire and pay one or more independent broker/dealers to attempt to sell this offering, Prime will amend this registration statement and prospectus by a post-effective amendment to disclose all such underwriting terms. No broker/dealer will be allowed to engage in sales or solicitations until any such post-effective amendment becomes effective. Each prospective investor is also advised that any future broker/dealer would be required to clear the underwriting terms and compensation with the National Association of Securities Dealers.

Sales to Officers and Affiliates

         Each officer, director or affiliated persons may purchase shares in this offering for cash at the offering price without restriction. There is no limitation on the number of securities which may be purchased by these affiliated persons. In like manner, there is no obligation or commitment by any officer, director or affiliate to purchase any shares in this offering. All securities purchased by any officer, director, or person able to direct or influence the company as a control person will not be freely tradeable, but will be subject to restrictions on resales, and must be purchased for investment purposes requiring a holding period.

Minimum Purchase

         There is no minimum subscription requirement.

Estimated Costs of Offering

         The costs of this offering are estimated at $45,000, and include legal, accounting, filing or permit fees, printing and related distribution costs.

These amounts are estimates but are believed reasonably accurate for the intended size of this offering. Funds paid for offering costs will limit the amount of net proceeds available for actual business purposes. See also Use of Proceeds Section.

Subscription Account

         Proceeds of the offering, up to the minimum amount, will be placed in a segregated subscription account under control of Prime and will not be employed for any business purposes of the company until or unless the minimum offering is sold within the offering term of 180 days from the date appearing on the face of this prospectus. If the minimum offering is not fully sold and collected within such offering period, then the offering will be terminated and all proceeds will be returned without deduction for costs or addition of any interest. Prime will obtain an address from each subscriber and will return all proceeds within ten days of the termination of the offering to that address. Any interest earned on the subscription account will be employed by Prime to pay for anticipated offering costs and return of subscription proceeds to investors.

         In the event of the close of the minimum offering, Prime will employ any additional proceeds of this offering upon receipt without further utilizing the subscription account.

Closing Offering

         Prime reserves the right to close the offering at any time within the offering term of 180 days whenever the minimum offering proceeds have been received in the subscription account, even if less than the maximum offering has been sold. Factors which may influence Prime's decision to close the offering would be the effort required to continue sales and the rate at which subscriptions were obtained up to the minimum offering. In all events, the company will not sell more than the maximum offering and will close the offering at any time that the maximum amount has been sold. The Use of Proceeds Section reflects Prime's best present estimate of the use of proceeds in the event of either the minimum or maximum offering amount being received. The offering will most likely be closed at some point between the minimum and maximum. Proceeds available for working capital reserves to Prime will be increased by each dollar raised over the minimum offering.

Initial Sales Jurisdiction

          We intend this offering will be sold primarily to citizens of the State of Utah, based upon a coordination filing in that jurisdiction. Should Prime deem it appropriate, it may attempt to place its securities in one or more additional jurisdictions where the offered shares may be qualified or registered by coordination or similar rule or process. That is, Prime will be deemed to be qualified as a registered offering in those jurisdictions upon clearance of this registration with the SEC and a notice type filing in the appropriate state. If the offering is offered or sold in other jurisdictions, the offering must be registered or qualified under the applicable state law of that jurisdiction. Prime does not intend to register or qualify this offering in any other jurisdiction for sale unless such registration can primarily be achieved by coordination without the necessity of merit review or substantial additional disclosure requirements. However, should Prime elect to sell in any jurisdiction that imposes any additional disclosure requirements, they will be included in this offering as a supplemental disclosure.

No Trading Market

         Prime has not secured a commitment to list or trade the securities being registered through any broker/dealer and there is no present assurance that a public market will exist for the securities, even in the event of a successful completion of this offering. Each prospective investor should consider the potential lack of a public market developing as a significant risk factor. Management will work to obtain the listing of the securities after or concurrently with this offering by one or more broker/dealers, but can give no warranty or assurance that they will be successful in such efforts.

No Registration Commitment

         No shares of current management or original shareholders are being registered pursuant to this offering and no intent or obligation exists by Prime to currently register existing issued shares in any manner.

Penny Stock Limitations

         Broker/dealer transactions in shares trading under $5.00/share are generally subject to certain specific disclosure requirements and limitations on trading known commonly as the "Penny Stock Rules". While the penny stock rules are not believed applicable to the initial issuance of the shares subject to this issuer/agent registration and sale, there is a high probability such rule would apply to subsequent sales of Prime stock. The application of the penny stock rules may impair the tradeability or price at which your shares may subsequently be resold.

         The following purports to be a general summary of the penny stock rules. However, any prospective investor may obtain a complete copy of the applicable rules from Prime upon request or from the SEC online, (Rules 15g-2 through 15g-6 of the Exchange Act).

         The penny stock rules require a broker/dealer prior to a transaction in a penny stock, not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, as well as monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker/dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

         These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may someday be subject to such penny stock rules and our shareholders may find it more difficult to sell their securities because of such rules.

                                LEGAL PROCEEDINGS
                                -----------------

         We are not aware of any pending or threatened legal proceedings or claims in which we are involved.
                                       23


                                 DIRECTORS, EXECUTIVE OFFICERS, OR CONTROL PERSONS
                                 -------------------------------------------------

---------------------------------------- ------------------------------------- -------------------------------------
NAME                                     POSITION                              CURRENT TERM OF OFFICE
---------------------------------------- ------------------------------------- -------------------------------------
Mr. Terry Deru*                          Director, CEO/ President/             Appointed         Director        in
                                         Chairman of the Board                 Organizational Minutes-April,  2002.
                                                                               Will  serve  as  a  Director   until
                                                                               first annual  meeting,  not yet set.
                                                                               Will  serve as an  officer  pursuant
                                                                               to leave of the Board of Directors.
---------------------------------------- ------------------------------------- -------------------------------------
Mr. Scott Deru*                          Director/V.P. Operations              Appointed         Director        in
                                                                               Organizational   Minutes   -  April,
                                                                               2002.  Will serve as Director  until
                                                                               first annual  meeting,  not yet set.
                                                                               Will service as an officer  pursuant
                                                                               to leave of the Board of Directors.
---------------------------------------- ------------------------------------- -------------------------------------
Mr. Andrew Limpert*                      Director/Treasurer/Secretary/ CFO     Appointed         Director        in
                                                                               Organizational   Minutes   -  April,
                                                                               2002.  Will serve as Director  until
                                                                               first annual  meeting,  not yet set.
                                                                               Will service as an officer  pursuant
                                                                               to leave of the Board of Directors.
---------------------------------------- ------------------------------------- -------------------------------------

* Mr. Scott Deru and Mr. Terry Deru are brothers. Mr. Limpert was not an owner of Prime LLC, but acted as an advisor to Prime LLC and has become a shareholder of Prime Resource, Inc.

MR. TERRY DERU - DIRECTOR , CEO/PRESIDENT, CHAIRMAN OF THE BOARD
Age:47

         Mr. Deru is currently a consultant and manager with Belsen Getty LLC and an officer/director in Prime as outlined above. He also served Belsen Getty as an officer/director when operating as a predecessor corporation. Belsen Getty is a Salt Lake City, Utah based financial and retirement planning firm. The firm, or its predecessor, has been a licensed investment advisory firm with the SEC and Utah since 1984. Mr. Deru is a Certified Financial Planner and a Registered Financial Consultant. Mr. Deru has been with Belsen Getty since 1985. Since affiliation with Belsen Getty he has served as a consultant and director from 1985 to 1998 and as a consultant from 1998 to the present. He has been the manager of Belsen Getty since January, 2002. Mr. Deru will continue his part-time affiliation with Belsen Getty while also acting as the part-time officer of Prime. Mr. Deru also acts as a part-time CEO for Kinship Systems, Inc., a small public company which is not presently active. Mr. Deru obtained a B.A. degree from the University of Utah in Salt Lake City, Utah, in finance in 1977 and an M.B.A. degree from that institution in 1979.
                                       24

MR. SCOTT DERU - DIRECTOR, VICE-PRESIDENT OPERATIONS
Age: 41

         Mr. Deru has been employed full-time since 1982 as a principal officer of Fringe Benefits Analysts. Since 1998 he has been the manager and principal officer of Fringe Benefits Analysts, LLC, one of the current subsidiary operating companies of Prime. In this capacity, he has primarily been engaged in creating and selling life, health and other insurance products for business clients of Prime, LLC, now known as Prime, Inc. In addition to his full-time services to Fringe Benefits Analysts, LLC he worked as a director of insurance for Care of Utah, Inc., developing insurance programs, primarily for the health care industry from October, 1994 to July, 2000. Mr. Deru is a 1984 graduate of the University of Utah with a B.S. degree in finance from that institution. He is also a Registered Health Underwriter and a Registered Employee Benefit Consultant. He presently is also a licensed insurance consultant and agent within the state of Utah.

MR. ANDREW LIMPERT - DIRECTOR/SECRETARY/TREASURER/CFO
Age:  32

         Mr. Limpert has been a financial and retirement planner associated with the Salt Lake based firm of Belsen Getty, LLC since 1998. He is a Registered Financial Consultant, but he is not a Certified Financial Planner. As a licensed Investment Advisor, Mr. Limpert has completed licensing requirements and testing prescribed by the State of Utah. Mr. Limpert plans to continue his full-time employment with Belsen Getty. He will also serve as a director, treasurer and secretary for Prime. Prior to the foregoing positions, he worked with Pro Source Software of Park City, Utah as a software sales agent from 1993 to 1998. Mr. Limpert is assisting Prime on a limited as needed basis. Mr. Limpert also acts as a business and financial consultant to various small public and private companies. Mr. Limpert holds a B.S. degree in finance from the University of Utah in Salt Lake City, Utah in 1995 and an M.B.A. from Westminster College of Salt Lake City, Utah in 1998.

Remuneration of Directors & Officers
------------------------------------

Directors

         No director will be provided remuneration for service in that capacity, but may be paid a stipend for attending meetings as future revenues may permit. It is anticipated Directors will receive $500 per Board Meeting.

Officers
--------

         Historically, the present officers in Prime, except for Mr. Limpert, acted as working members of Prime, LLC from its inception in 1996. Mr. Limpert became a member in January, 2002. Prime LLC also had associated as a founding member Mr. William Campbell, whose interest in Prime LLC was bought out by Prime LLC in December, 2001 and transferred to Andrew Limpert in January, 2002 prior to the organization of Prime, Inc., as more particularly described under "Description of Business". Mr. Campbell has no further interest or affiliation with Prime or either of its subsidiaries. As previously indicated, Prime, LLC has as its wholly owned subsidiaries Belsen Getty, LLC and Fringe Benefits Analysts, LLC. These subsidiaries, in turn, pass through, as limited liability companies, all of their net earnings or losses to Prime, LLC, which then distributes or attributes earnings or losses pro rata to the ownership interest. Prime pays salaries for all officers and employees of its subsidiaries, as well as general operating costs.

         Under the present organization of the company, it will not be possible for Prime corporation to simply pass through earnings derived from its operating subsidiaries. Alternatively, each of the principal officers, named above, will agree to serve the company for the following annual base salary: Mr. Terry Deru $240,000, Mr. Scott Deru $240,000 and Mr. Andrew Limpert $120,000, but increasing incrementally to $210,000 on October 1, 2002. The terms of this compensation are more fully set- out in a set of Board Minutes and concurrently executed three year employment agreements. Mr. Terry Deru and Mr. Scott Deru will also primarily serve Prime by continuing to act as the managers of the subsidiaries. Mr. Andrew Limpert will devote most of his time commitment to executive responsibilities of Prime. It is anticipated Mr. Scott Deru and Mr. Terry Deru will serve full-time in their responsibilities with the subsidiaries and discharge responsibilities to Prime on an as-needed basis.

         Each of the three principal officers serves Prime pursuant to a written employment agreement which is essentially identical in terms for each officer, except for the compensation provisions outlined above. The essential terms of the employment agreements provide as follows:

   (1)      Each employment contract runs for three years from April 5, 2002;

   (2) There are no currently adopted benefits or stock rights, except 18 days of paid leave per year for each officer;

   (3) Prime may terminate the employment with or without cause. If termination is without cause, the employee is to receive a severance equal to three months pay. Otherwise, the employee is paid through the month the notice of termination is given. The employee has no right to terminate the agreement without cause.

   (4)      The   employment   contract  has  standard   provisions   protecting
            proprietary rights and property of the company from being used by the employee or appropriated;

   (5) The employment agreement provides for the exclusive full-time service by each officer to Prime or one or more of its subsidiaries.

         Each prospective investor may view a copy of the employment agreement prior to investing by viewing this registration statement online at the SEC filing site (www.sec.gov.edgar) or by requesting a copy from Prime.

Shares Held By Management and Certain Security Holders
------------------------------------------------------

         The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of 5% or more of our outstanding common stock; by each of our directors; and by all executive officers and our directors as a group. To the best of our knowledge, all persons named below have sole voting and investment power with respect to such shares.


------------------------------------------------------------------------------------------------------------------------
Title of Class   Name and Address of                Current Shares          Current            Percent of Total  Common
                 Owner                                  Owned             Percentage of        in  the  event  Max.  or
                                                                          Outstanding          Min. Off.Sold
                                                                           (Rounded)          (Rounded) (1)
------------------------------------------------------------------------------------------------------------------------
Common Stock     Terry Deru
                 99 Cove Lane
                 Layton, Utah 84040                    1,000,000               36%                34%
------------------------------------------------------------------------------------------------------------------------
Common Stock     Scott Deru
                 6855 N. Frontier Drive
                 Mountain Green, Utah 84050             1,000,000              36%                34%
------------------------------------------------------------------------------------------------------------------------
Common Stock     Andrew Limpert
                 8395 S. Parkhurst Circle
                 Sandy, Utah 84094                        750,000              27%                26%
------------------------------------------------------------------------------------------------------------------------
Common           Officers and Directors as
Stock            a Group (2)                            2,750,000              99%                94%
------------------------------------------------------------------------------------------------------------------------


        1 The difference in each officer's percentage of the total outstanding in the event of the maximum or minimum offering is a de minimus amount less than 1%. As such, the maximum percentages are employed. Officers will have a slightly greater fractional percentage of outstanding shares in the event of the minimum versus the maximum offering.

        2 Mr. Don Deru, the natural father of Terry and Scott Deru, owns 50,000 shares, or about 1.8% of the currently outstanding shares. There are no shareholders prior to this offering other than as listed above and Mr. Don Deru.

         There are currently no arrangements which would result in a change in our control. Prime has no warrants, options or other stock rights presently authorized.

                            DESCRIPTION OF SECURITIES
                            -------------------------

            The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

General
-------

         We are authorized to issue 50,000,000 shares of common stock with no par value per share. As of April 5, 2002, there were 2,800,000 restricted shares issued and outstanding. The company has only one class of shares, being its common shares. Counsel for Prime has provided an opinion that all shares of common stock outstanding are validly issued, fully paid and non-assessable. All currently issued shares of Prime were issued pursuant to an Organizational Meeting on April 5, 2002.

Voting Rights
-------------

          Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of the shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to any corporate act or action, except as otherwise provided by law.

Dividend Policy
---------------

          All shares of common stock will participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors. There can be no assurance that any dividends on the common stock will be paid in the future.


Miscellaneous Rights and Provisions
-----------------------------------

          Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference and preference of any outstanding shares of preferred stock as may be created.

Shares  Eligible  For  Future  Sale
-----------------------------------

       The 150,000 maximum shares of common stock to be registered by this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates", which may be limited by the resale provisions of Rule 144 under the Securities Act of 1933.

         Currently, all of the 2,800,000 issued and outstanding shares were issued on April 5, 2002 and would not be eligible for sale under Rule 144 as restricted stock until April 6, 2003, assuming the other requirements of Rule 144 are satisfied as generally described below.

          In general under Rule 144, as currently in effect, any of our affiliates or other restricted shareholders after a one year holding period may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us.

        Nonaffiliates who have held their restricted shares for one year may also be able to sell under the foregoing conditions. Nonaffiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale. There are currently no nonaffiliated shareholders.

          Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A would allow our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities. It is not anticipated Rule 144A will have any application to this offering.


                         INTEREST OF EXPERTS AND COUNSEL
                         -------------------------------

          Our counsel, Julian D. Jensen, PC, has passed upon the legal status of the company and our capacity to engage in this Registration. The firm has no interest in Prime. Our auditors, Carver Hovey & Co. of Layton, Utah have opined upon the attached and incorporated audited financial statements. This firm has no interest in Prime and there are no material conflicts with the auditors.

                      DISCLOSURE OF COMMISSION POSITION ON
                      ------------------------------------
                  INDEMNIFICATION FOR SECURITIES ACT VIOLATIONS
                  ---------------------------------------------

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we may, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

                 ORGANIZATION OF THE COMPANY IN LAST FIVE YEARS
                 ----------------------------------------------

         As previously noted, Prime Resource LLC was formed in 1996 and remained inactive uontil 1998 when it became the parent entity for Belsen Getty LLC and Fringe Benefits Analysts LLC. Prime continued to March 29, 2002 as a Utah limited liability company and operated exclusively through its two wholly owned subsidiary limited liability companies, Belsen Getty, LLC and Fringe Benefits Analysts, LLC. Prime converted to a corporate form of business on March 29th of 2002, largely in anticipation of the present public offering. Also, in 1998 Belsen Getty and Fringe Benefit Analysts converted from a corporate form to their present LLC form. As otherwise discussed in this Prospectus, the management of Prime Resource, Inc. will remain the same as its predecessor, Prime Resource, LLC, though differently designated. The two operating subsidiaries will continue with their existing business activities and management as described in this Prospectus.

                             DESCRIPTION OF BUSINESS
                             -----------------------

General and Historical
----------------------

          Prime Resource, as a corporate entity, was filed in Utah on March 29, 2002; however, essentially the same business purpose were engaged in by its predecessor entity, Prime Resource, LLC, a Utah limited liability company as organized in 1996, but not active until the 1998 acquisition of its present subsidiaries. Mr. Scott Deru acted as the manager for Prime LLC. From 1985 to 1998, Belsen Getty and Fringe Benefits Analysts collaborated as independent Utah corporations. In 1998 Prime LLC became the parent and coordinating entity and the two operating companies also became wholly owned limited liability companies of Prime, LLC and changed their business structure from corporations to limited liability companies owned by Prime LLC.

         As part of the 1998 reorganization, Mr. Scott Deru and Mr. Terry Deru each contributed their 50% ownership interest in Fringe Benefits Analysts to Prime, LLC. Mr. Terry Deru and Mr. William Campbell each contributed their 50% ownership interest in Belsen Getty to Prime, LLC and Mr. Don Deru, the father of Scott and Terry Deru, contributed capital. The resulting ownership percentages in Prime, LLC. were Scott and Terry Deru at 361/2% each; Mr. William Campbell at 23% and Mr. Don Deru 4%. Prime, LLC was later dissolved of record in April, 2002 after transferring all assets to Prime, Inc.

         Fringe Benefits Analysts was formed and licensed in November, 1984 in Utah as a general insurance agency. The company initially was formed and operated as a Utah corporation with Mr. Scott Deru as its president. It was jointly owned by Scott Deru and Terry Deru from inception. Fringe Benefits concentrated upon developing software to analyze employee benefits and writing insurance for business related purposes, such as key man life policies, group health plans and related insurance. Mr. Scott Deru and Mr. Terry Deru remained joint owners from 1984 to 1998 when their ownership was acquired by Prime, LLC.

         In 1985 Fringe Benefits started collaborating closely with Belsen Getty LLC, which was primarily engaged in business consulting and financial planning. Belsen Getty, which was initially formed in 1980. Belsen Getty, which was engaged in advising firms in the formation of employee health , pension, stock option and related plans, frequently referred clients to Fringe Benefits when insurance funding was required. In like manner, Fringe Benefits would frequently refer insurance clients needing business planning to Belsen Getty. However, neither firm operates upon an exclusive basis as to these referrals.

         Belsen Getty, Inc. was formed on November 9, 1984 by Mr. William Campbell and a Mr. Val Christofferson. Mr. Christofferson sold his interest in the company to Mr. Campbell in the Spring of 1985. Terry Deru joined the firm a few months later in the summer of 1985 and purchased a 50% interest in Belsen Getty, Inc. from Mr. Campbell. All interest in Belsen Getty Inc. was transferred to Belsen Getty LLC in 1998 which was then exclusively owned by Prime LLC. Mr. Terry Deru received a 36 1/2% interest in Prime and Mr. Campbell a 23% interest in Prime.

         In order to take advantage of some economies of scale and to work more cohesively in cross-selling to the respective client base of Belsen Getty, Inc. and Fringe Benefit Analysts, Inc. the foregoing reorganization occurred in 1998. Prime Resource, LLC (a LLC organized on June 27, 1996, but having no real business activity) was used as a holding company for the newly formed entities of Belsen Getty, LLC and Fringe Benefit Analysts, LLC. These subsidiary entities were formed on October 2, 1998 and became the successor firms for Belsen Getty, Inc. and Fringe Benefit Analysts, Inc., respectively, each being wholly owned by Prime Resource, LLC. The initial management of Prime LLC consisted of Mr. Terry Deru acting as the manager.

         Mr. William Campbell became associated with Prime Resource LLC in 1998 resulting from a minimal cash contribution and his fifty per cent interest in Belsen Getty. He received a 23% interest in Prime LLC.

         In January, 2002 Prime LLC purchased Mr. Campbell's interest in Prime for $100,000. The prior Campbell interest was assigned to Andrew Limpert on January 10, 2002 in consideration for the acknowledgment of Limpert's advisory and organizational services which were valued at $113,000. The 26 percent membership share of the Company issued to Mr. Limpert was accounted for as compensation expense and is included in "compensation and benefits" in the statement of operations for the quarter ended March 31, 2002. The value of the share of the Company issued to Mr. Limpert was based on what the Company was required to pay a former member, Mr. William Campbell, for his 23 percent share of the Company, in connection with the Company's termination and buy-out of Mr. Campbell effective January 1, 2002. Mr. Don Deru, the father of Scott and Tery Deru, held a 4% interest in Prime LLC since inception and exchanged his interest in Prime LLC for a 1.8% sharehold interest in Prime, Inc.

         In March, 2002, Prime LLC decided to incorporate in Utah in anticipation of this offering and issued in April, 2002 to Mr. Limpert 750,000 shares of its common stock, (26% of the issued and outstanding) for his prior and continuing consulting services for and to Prime. The other stockholders are Mr. Terry Deru, 1,000,000 shares; Mr. Scott Deru, 1,000,000 shares; and Mr. Don Deru, 50,000 shares. Fringe Benefits and Belsen Getty continued under their existing structure as wholly owned subsidiaries of Prime, Inc. with Mr. Terry Deru continuing as the manager of Belsen Getty and Mr. Scott Deru for Fringe Benefits.

         As limited liability companies, the historical revenues of Belsen Getty, LLC and Fringe Benefits Analysts, LLC have flowed through to its member and sole owner, Prime Resource, LLC. Within Prime the revenues, after payment of all operating costs and wages and allowance for working capital reserves, were divided between Mr. Scott Deru, Mr. Terry Deru and Mr. William Campbell, in accordance with their limited liability ownership percentage, through December 31, 2001.

          It was determined, upon incorporation of Prime Resource, Inc., that this form of compensation and revenue transfer will no longer be feasible and that the corporation will need to retain and report its income, if any, after salaries, overhead and other expenses as retained earnings. Further, Prime, Inc. has now entered into an employment contract with its three principal officers, as generally described earlier under the outline of compensation and subsequently described under the Executive Compensation Section. In their respective capacities, management will be paid a fixed salary. Prime, Inc. would then retain any net earnings for further business and expansion purposes.

          Mr. Terry Deru, in addition to acting for Prime as its President and Chief Executive Officer, will also continue to act as the Manager and principal operator of Belsen Getty . Mr. Scott Deru will also devote a substantial majority of his time to the business affairs of Fringe Benefits Analysts and such other time as necessary as a corporate officer of Prime. It is anticipated that Mr. Limpert will then assume most of the day-to-day management responsibilities for Prime, as well as continuing with Belsen Getty as a consultant.

         Over the past three years, Belsen Getty has contributed approximately 27% of the present revenues to Prime, LLC and Fringe Benefits Analysts has contributed the remaining 73% of net revenue to Prime, LLC. As noted above, Prime, LLC was dissolved in April, 2002 upon the transfer of assets to Prime, Inc. Prime, Inc., like its predecessor, Prime LLC, is not anticipated to generate any independent sources of revenue or income. All salaries and benefits in Belsen Getty and Fringe Benefits Analysts have been and will be paid directly by Prime.

Belsen Getty Business
---------------------

         Belsen Getty is a Utah financial management company offering investment advice, financial planning, pension and retirement planning and general business consulting and planning for firms or individuals who may participate to the extent they deem appropriate in any of these financial products and services. Belsen Getty manages assets primarily under a fee based management system. Belsen Getty uses sophisticated modeling software to complete its investment advisory aspects of its services to clients who wish it to manage their funds for various pension and retirement or other offered plans. In this capacity, Belsen Getty also acts as an investment advisory firm.

         Belsen Getty also has expertise in providing consulting services for retirement planning, pension and general business financing and planning.

         Belsen Getty offers to individuals retirement accounts, trust accounts, as well as creating 401(k) plans and other pension plans for corporate clients. These services may range from simple cash management to complex custom growth portfolio planning for wealthy individuals or businesses.

         Belsen Getty markets through several mediums. First, the firm has a sophisticated database for tracking services to clients, prospects and business associates. This tracking assures each client and prospect are contacted monthly by mail and at least quarterly by phone or in person. Second, prospects that go into this tracking system are located in several ways, such as referrals from existing clients, referrals from other business associates and referrals from Fringe Benefits Analysts, as well as direct mailing and educational seminars. To a limited extent, the firm currently engages in prospect mailings and may explore other media type advertising, depending upon the availability of proceeds from this offering.

         In 2001 Belsen Getty received gross revenues of approximately $449,000, but incurred a net loss of $369,800 which was accrued to Prime Resource. In 2002 through March 31, 2002, Belsen Getty has received gross revenues of $90,157 and realized a net loss of $222,335 primarily attributed to one time charges as described below.

                  Belsen Getty is currently managed by Mr. Terry Deru and has seven full-time and one part-time employees.

Fringe Benefits Analysts Business
---------------------------------

         Fringe Benefits Analysts is primarily a diversified independent insurance broker which provides various lines of insurance, such as life, dental, disability, etc., as needed by its clients to fund various business, as well as employee related programs and plans. Fringe Benefits Analysts also intends in the future to engage in recruiting independent agents, rolling up and acquiring existing health care insurance agencies and/or their book of business.

         Fringe Benefits Analysts currently has seven full-time employees, one part-time employee and over twenty sub-agents who act as independent contractors in various insurance lines. Part of the proceeds being raised in this offering will be used to retain and recruit additional agents. Funding for anticipated future acquisitions will come from the anticipated acquisition reserves to be held by Prime. There are no present acquisition agreements, candidates, proposals or negotiations. Fringe Benefits has not historically nor does it presently intend to engaged in any acquisition of an insurance or other business from any related or affiliated party, but intends to do so based upon the proceeds of this offering.

         The total revenues in calendar year 2001 for Fringe Benefits Analysts were approximately $1,557,200 with net earnings of approximately $370,600. In 2002 through March 31, 2002 Fringe Benefits has received $437,961 in gross revenues and realized net profits of $82,601.

         Fringe Benefits Analysts is currently managed by Mr. Scott Deru, has 8 employees and approximately 20 agents.

Plan of Operation
-----------------

         o Acquisitions. In the event of the maximum offering, a substantial portion of net proceeds of the offering ( approximately $250,000 or 33%) would be available for acquisition by Fringe Benefits Analysts to acquire other insurance providers, or their policies and book of business. Those funds may also be employed for recruitment of existing agents.

         At whatever level the offering is closed, the following programs intended to create revenue and income growth, will be funded and implemented:

         o Enhancement of commission revenues. Management, primarily through the use of the FBA Advantage Program, will attempt to encourage current subagents to write all their insurance through Fringe Benefits Analysts. Proceeds of the offering will be used to contact existing agents with relationship to explaining and demonstrating this program.

         o Growth of Core Business. Revenues will be expended to advertise and promote core business activities, including attracting new clients, soliciting more agents to employ the advantages of the FBA Advantage Program whereby management fees for various programs are waived if multiple programs are purchased through Fringe Benefits Analysts.

         o Agent Recruiting. Management will use anticipated proceeds to recruit full-time agents and promote various advantages and economies which can be realized by agents being a full-time participant within a larger organization.

         o Complementary Business Practices. Prime will attempt to advertise and promote the "complete package" approach of comprehensive business and employee plan planning coupled with affiliated competitive insurance funding by proposing a one stop approach to such services.

Principal Products
------------------

Fringe Benefits Analysts

         The principal products for Fringe Benefits Analysts are the sale and management of health and life insurance products to small and medium sized businesses. Fringe Benefits Analysts sells insurance programs of major intermountain carriers such as Intermountain Health Care and Blue Cross Blue Shield. Additionally, dental, long term care and disability insurance coverages are offered on a group basis. The fees are standard commissions as set by the providers themselves. A typical range for commissions in form of percentages would be 2-12%.

         The primary markets for each of the above listed products are for small to medium sized companies located in the intermountain west. The size may vary from as few as 2 employees to companies with an employee base as large as 300 or more. The typical client will have between 10 to 50 employees. This is the primary niche that Fringe Benefits has focused upon.

Belsen Getty

         The principal products for the Belsen Getty subsidiary of Prime is that of Investment Advisory Services. The advisory services include the construction and management of financial portfolios for clients. Clients consist of pension and 401(k) plans for approximately 50 small to medium companies and approximately 300 individual clients. Financial planning and retirement modeling services are also offered as well as general financial management counseling for individuals and emerging companies.

         The compensation for advisory services are derived on a fee basis. The fee ranges from 125 basis points to 50 basis points per year depending on the size of the portfolio being managed and the services provided. There are no commissions paid and the assets are held by a third party custodians.

         Belsen Getty is not associated with any broker/dealer and does not share brokerage commissions. On isolated occasions, Belsen Getty may earn insurance commissions, but these would be less than 3% per year of total revenues.

         The markets Belsen Getty operates in are similar in scope to the niche discussed in the Fringe Benefits product section. Typically, pension and 401(k) plans for companies with employees of 10 to 200 are targeted. On the individual portion of the business families or persons having investable assets in excess of $250,000 are the primary market for portfolio and financial management.

Competition
-----------

Fringe Benefits Analysts

         Fringe Benefits is exposed to competition to the same degree and manner as most small independent insurance agencies in the relevant market writing primarily group health and related disability insurance and some "key man" life policies. Fringe Benefits perceives that it may receive some benefit from its referral relationship to Belsen Getty, but otherwise has no unique competitive advantage.

         It appears to Fringe Benefits that there is a significant competitive advantage to larger insurance companies arising from apparent economies of scale which often allows them to provide similar products and services at lower costs or offer collateral advisory and planning services which Fringe Benefits cannot directly match. This competition from large insurance carriers should be considered a material risk factor.

Belsen Getty

         Belsen Getty does not believe there is any unique or particular competitive risks to the services it provides. Various large insurance and brokerage companies, accounting and law firms provide related planning and consulting services to individuals and businesses related to health, pension and profit sharing programs, as well as capital funding alternatives. There is perceived by Belsen Getty some competitive advantage to large competitors which, because of economies of scale, may be able to provide these care services at lower cost or provide free collateral services or products. Belsen Getty regards the planning and consulting divisions of major financial institutions such as Merrill Lynch, Morgan Stanley & Co. and other major broker/dealers providing financial planning services to be its primary competitors. There is also a growing trend for banks to also provide these services and products.

Major Customers
---------------

Fringe Benefits Analysts

         Fringe Benefits does not have any customer accounting for over 4% of its revenues and is not believed to be dependent on any major client. It should be noted, however, that there are essentially only four companies supplying health coverage in the current operating area for Fringe Benefits.

Belsen Getty

         Belsen Getty regards its client base as quite broad and diversified and does not believe it is unduly dependent or at risk in the reliance upon any major client or client group.

Number of Persons Employed By Prime
-----------------------------------

         Prime currently has no full-time employees. Mr. Limpert acts as an advisor and Mr. Terry Deru as a part-time manager. As noted earlier, Mr. Scott Deru and Mr. Terry Deru will only devote so much of their time as they deem necessary and adequate to the discharge of general corporate affairs, but intend to devote most of their time to the day-to-day operations of the subsidiary income producing entities. It is intended that Mr. Andrew Limpert will primarily discharge the day-to-day affairs and reporting requirements required by Prime, such as maintaining current on filings required under the Securities and Exchange Act of 1934, tax and other governmental filings, and other management responsibilities related to the operation of its two subsidiary companies.

         Belsen Getty currently has seven full-time employees and one part-time employee. Approximately four of these employees are engaged in general office management and supervisory roles while the remainder of the employees are primarily engaged in marketing, implementation and servicing of the various financial and business planning services and administration provided for individuals, corporations, and 401(k) and other pension plans by the company. Mr. Terry Deru acts as the General Manager for this limited liability company and also is the principal officer in charge of the supervision and operation of the investment advisory services provided by Belsen Getty.

         Fringe Benefits Analysts currently has seven full-time employees and one part-time employee and twenty sub-agents who act as independent insurance contractors and agents. Of these individuals, approximately four are primarily devoted to day-to-day management of the operations of Fringe Benefits Analysts and the balance of the employees are primarily engaged in providing the actual placement, supervision and administration of insurance policies and claims. Mr. Scott Deru acts as the General Manager for the limited liability company and is primarily in charge of the approval and issuance of policies, coordination with Belsen Getty and other general administrative services. Mr. Scott Deru acts as an assistant in these principal executive areas as an Assistant Manager. In the event of the successful completion of this offering, either as a minimum or maximum offering, Fringe Benefits Analysts would intent to expand the administrative staff by approximately one person and would intend to acquire an undetermined number of additional insurance sales agents.

         All salaries and other expenditures in both Belsen Getty and Fringe Benefits Analysts entities are accrued and paid by Prime.

Government Regulation of Business and Approval of Products
----------------------------------------------------------

         The insurance products sold by Fringe Benefits are primarily subject to government regulation on a state level and to a lesser extent by federal regulation. In particular, Fringe Benefits must be licensed within the state of Utah as a licensed insurance company and its agents must be licensed as insurance sales persons. This licensure requires annual filings and reports to the state of Utah by Fringe Benefits Analysts. There are additional federal regulations on the sale and placement of insurance policies, but which are not believed to have direct application on the day-to-day business of Fringe Benefits in the sale of insurance policies and other related insurance products. The agents for Fringe Benefits are also required to participate in continuing professional education and to pay an annual license fee to continue to be licensed as registered insurance sales agents within the state of Utah. Fringe Benefits has been able to sell insurance products in surrounding jurisdictions by provisions allowing the sale of insurance products by agents licensed in the state of Utah in adjacent jurisdictions who can license in surrounding states by reciprocity.

         As part of the services provided by Belsen Getty, Mr. Terry Deru, is a Certified Financial Planner and a Registered Financial Consultant. These designations are not licensed, but there are continuing professional educational requirements. Mr. Andrew Limpert is a registered investment advisor within the state of Utah and is required to pay an annual fee and file reports related to this profession. Mr. Limpert is also a Registered Financial Consultant.

         Other than the foregoing, particular licensing and registration requirements, Prime Resource, Inc. will be required to continue to file an annual corporate filing with the state of Utah to remain in good standing and may be required to make separate applications in various jurisdictions where it may do business in the future to be qualified as a foreign corporation. In the event of the successful completion of this registration statement, Prime Resource will also be required to file periodic reports with the Securities and Exchange Commission as to its accounting and business activities which are more particularly described below.

         It is not generally believed that the foregoing regulations will have a substantial adverse affect upon the viability or potential financial success of the company.

FBA Advantage Program
---------------------

         One particular aspect of the business of Fringe Benefits Analysts is the application of the "FBA Advantage" Program. The FBA Advantage program is a tool for employees and Human Resource Directors of small and medium size firms. Implementation began in May 2002 and several components of the program are in the development stage as noted below.

         Fringe Benefits Analysts and Belsen Getty developed this program to provide tools, training, simplicity, and cost savings to its clients in the administration of certain employee benefit programs; namely, 125(c) (Cafeteria) plans, COBRA administration, HIPAA administration, and Qualified Retirement Plan administration.

         The program works as follows: Rather than deal with multiple venders in the administration of the above mentioned programs, the client can save time by submitting payroll data once to a single administrator who handles all administration, including plan documents, on-going statements, and year-end tax form 5500's. If the client uses Fringe Benefits Analysts as their agent for their group insurances and Belsen Getty as their retirement plan investment advisor, these administrative services are provided free of charge. This represents a substantial savings to the client.

         Additionally, periodic training classes and a web-site providing additional tools and links are in the planning stages. Initial indications are the program gives FBA and Belsen Getty a significant competitive advantage and has resulted in an increase in new clients . It is also believed the program will assist the company in acquiring independent insurance companies or agents.

         While unproven, it is hoped that the FBA Advantage program will attract other sub-agents. For example, an agent would have to pay out approximately 50% of their commissions to provide a comparable level of service. This is a significant drop in income that few agents it is believed would be willing to endure. Fringe Benefits Analysts and Belsen Getty have negotiated much lower fees for the service due to the large number of clients they represent thereby dropping the cost to approximately 15% of the available commissions, allowing the agent to retain 85% of the available income. Also, as marketing programs are developed and tested, the business building opportunity the program could present may be an especially attractive feature to other subagents. The program may also be a valuable aid in retaining existing clients by making it much more difficult for other agents to compete for the business of existing clients.

Shared Employees
----------------

         Mrs. Brenda Rogers acts as the Human Resource Director for both Belsen Getty and Fringe Benefits Analysts. She allocates her time approximately equally between the two entities. She is paid directly by Prime. Mr. Dale Harrell also acts as a Controller for both Belsen Getty and Fringe Benefits Analysts. He allocates approximately one-half of his full-time employment to each entity. He is also paid directly by Prime.

Environmental Compliance

         Prime and its operating subsidiaries are not deemed to be engaged in business endeavors which have significant environmental impacts or implications. To the extent necessary, Prime and its subsidiaries will comply with any necessary and required environmental regulations, but are not presently aware of any environmental regulations which have directly impacted their business or require direct regulatory compliance.

Special Characteristics and Risk Factors
----------------------------------------

         As briefly noted under the Risk Factors Section, Prime will continue in the event of the close of this offering to be substantially owned by its existing management group. As a result of this ownership, those purchasing shares in the offering should not have any reasonable expectation that they will be in a position to influence the election of directors, direction of the company or implement policy decisions through their share position and voting power.

         Further, the nature of financial planning and the collateral insurance services provided has historically been a direct contact business built substantially upon personal reputation and contacts. As a result, there will remain a risk that if the present management of the company does not continue their association with the company, that the company may not be able to continue to properly engage in its present business activities. Further, there remains a significant risk that even with the anticipated additional capital from this offering, this type of business may not be able to be expanded significantly through the infusion of capital due to the highly personal nature of the contacts required and the services to be provided.

Reports to Security Holders
---------------------------

         In the event of the successful completion of this offering, Prime believes that it will become a limited reporting company under the Securities and Exchange Act of 1934 (34' Act) and be required to register under the 34' Act as a 15(d) company. In this capacity, it will be required to file an annual report on Form 10-KSB discussing all of its management, business and accounting activities on an annual basis. The company currently functions on a calendar year basis. In addition to the annual report, Prime will also be required to file quarterly reports at the end of each quarter other than the final quarter of the year in which the annual report will be substituted for a quarterly report. These reports will be filed on form 10-QSB and discuss generally the unaudited accounting information for the company for the quarter and any material events or changes in business activities or management.

          Because Prime is not believed to be required to become a 12(g) full reporting company for the foreseeable future, it will not be under an obligation to mail annual reports to shareholders; however, the present intended policy of the company is to disseminate such annual report related to any shareholder meeting. It should also be noted the company is not believed to be subject to the filing of formal proxy materials with the SEC as a 15(d) company. In the future, the company, whether or not it meets the requirements to require filing as a 12(g) full reporting company, may elect to become a full reporting company to complete various registrations on NASD sponsored over-the-counter markets, but which filings are not presently anticipated.

           Any person may read and copy reports filed with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain further information by calling the public reference room at 1-800-SEC-0330. The company also intends to continue its electronic file and each of the public reports filed by the company would be further available online at www.sec.gov.edgar. These reports will also be available from the company by shareholder request at any time as filed.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

Overview

         Prime Resource, LLC, ("Prime") was dissolved in April 2002 and its assets transferred to Prime Resource, Inc. Prime LLC, historically, operated as a Utah limited Liability Company and was the owner of Belsen Getty, LLC, (Belsen Getty), and Fringe Benefits Analysts, LLC, (FBA). Prime, Inc. now continues in this same capacity. Belsen Getty provided investment management, financial planning and pension and retirement planning for various individual and business clients. FBA primarily provided a business insurance provider of health, life, dental and disability insurance coverages. FBA was the principal insurance provider for the Prime originated plans. Also FBA has been active in effecting acquisitions of other insurance companies and/or their book of business. Belsen Getty and FBA concentrate their business activities within the state of Utah, although both have a limited number of clients throughout the Western United States. During the two year period ended December 31, 2001, Prime did not engage in any other direct business activities in addition to those conducted through its two wholly owned subsidiaries.

         On April 5, 2002 when Prime was substantially reorganized as a Utah corporation, each prior member exchanged membership interest in Prime for an agreed upon sharehold interest in the corporation. All of the attached and referenced annual accounting predates this reorganization. The subsidiary operating entities, Belsen Getty and FBA, remain as wholly owned limited liability companies.

         Consistent with its historical and ongoing legal structure, Prime's operating segments have been and will continue to be aligned based on the nature of the products and services offered through the operating subsidiaries. These segments include:

         *     Asset Management - Belsen Getty
         *     Insurance Products - FBA
         *     Other -  Belsen Getty & FBA

Results of Operations
---------------------

Year ended December 31, 2001 compared to the year ended December 31, 2000
-------------------------------------------------------------------------

Revenues
--------

Prime's revenues, by reportable segment were as follows:

                            Year Ended December 31st:

                     Segment                2001             2000
                     -------                ----             ----
  Insurance Products(Commissions)        $1,557,246       $ 1,498,016

  Asset Management (Advisory Fees)      $   449,031       $   707,537

  Interest and Dividends                $    15,204       $     7,716
                                         ----------        ----------
                                        $ 2,021,481       $ 2,213,269
  -----------------------------------------------------------------------------

         Asset management revenues in 2001 decreased $258,500, or 36.5 percent, compared to the prior year. The Company's revenues in the Asset Management segment are earned based on an agreed-upon percentage of the fair market value of investments under management and are calculated on a monthly basis. The average fee percentage on assets under management remained relatively consistent between the two years. Total financial advisory fees dropped in 2001 due to a substantial decrease in the average fair value of assets under management in the year 2001 versus 2000, caused by a general downturn in the value of marketable securities throughout the stock market. In addition, a former member of Prime's and manager in Belsen Getty was terminated near the end of December of 2000. Certain Belsen Getty clients serviced by the former manager followed him to his new firm resulting in a decrease of fee revenues in 2001 of approximately $150,000.

         Insurance product sales increased $59,200 or 4.0 percent due primarily to insurance premium increases and the resultant commission increase.

         Interest and dividends on a Company-wide basis was higher in 2001 due to larger amounts invested in marketable securities and cash equivalents in 2001, as compared to 2000.

Operating Expenses
------------------

Total operating expenses increased $100,400 or 5.1 percent in 2001, compared to the prior year. The net increase was primarily due to increases in commission paid and compensation and benefits totaling $57,900 and $50,600, respectively, offset by an approximate $26,000 decrease in general and administrative expense. Compensation and benefits increased due to a one-time $100,000 compensation settlement paid to a former member in the first quarter of 2002, but accrued as of December 31, 2001. Commissions expense increased in 2001 compared to the prior year due to premium inflation and the resultant commission increases as well as the addition of new clients.

Net Income Loss
---------------

         As a result of the foregoing factors Prime realized a net loss of $36,645 in 2001 as contrasted to net income of $255,000 in

2000.

Three-month period ended March 31, 2002 compared to the three-month period ended March 31, 2001

Revenues

         Prime's sales, by reportable segment were as follows:

                                          Three-months ended March 31st             Percentage
                                                                                      Change

                      Segment                      2002                  2001
                      -------                      ----                  ----

   Insurance Products (Commissions)             $ 434,852             $ 418,578          0%

   Asset Management (Advisory Fees)             $  89,988             $ 156,197          0%

   Interest and Dividends                       $   3,278             $   1,731          0%
                                          -----------------       ---------------        --

                                                $ 528,118             $ 576,506          0%

Asset management revenues for the three-months ended March 31, 2002 decreased marginally from the comparable prior three-month period due to a one-time commission earned in the first quarter of 2001 in connection with transferring management of a large pension account to an outside financial institution.

Insurance product sales for the three-months ended March 31, 2002 increased from the prior comparable period due to higher volumes in 2002.

Operating Expenses

Total operating expenses increased $171,600 or 34.6 percent, as compared to the prior quarter. The increase is due to increases in compensation and benefits of $103,900 or 37.1 percent, and an increase in general and administrative expense of $72,800 or 26.1 percent from the prior comparable quarter.

         The increase in compensation and benefits expense resulted from the issuance of a 26 percent membership interest in Prime (valued at $113,000) to a former employee for advisory and organizational services rendered in connection with Prime's reorganization and registration with the SEC, partially offset by lower management salaries, resulting from the termination of a former member of Prime.

         The increase in general and administrative expense was due to legal and
accounting  fees  incurred  in  connection  with  Prime's   reorganization   and
registration with the SEC.

Net Income (Loss)
-----------------

         In the quarter ending March 31, 2002 Prime had a net loss of $139,734 compared to a net profit of $80,248 for the same quarter in 2001. The loss was based upon the foregoing perceived one-time decline in revenues and modest increase in operating expenses. Prime anticipates it will close 2002 with a modest profit, but cannot warrant such result.

Liquidity and Capital Resources
-------------------------------

Historically, Prime's primary source of capital has been cash provided from operating activities. Net cash provided from operating activities totaled $146,700 and $239,000 for the years ended December 31, 2001 and 2000, respectively. Although Prime recognized a net loss in 2001, the net loss included noncash depreciation charges of $42,744 and other noncash charges totaling $4,100. Cash flows from operations in 2001 were further enhanced by changes in other operating assets and liabilities, including receivables collected related to prior year revenues of approximately $47,000, and net expenditures of $97,300 accrued in 2001, yet paid in a subsequent period. Cash flows from operations in 2001 were also adjusted downward for noncash interest income on notes receivable from related parties totaling $8,100.

         Cash flows from operations for the year ended December 31, 2000 started with net income of $255,500 but was increased by noncash depreciation of $39,600, and decreased by $88,300, primarily due to paying liabilities in fiscal 2000 for expenditures incurred in 1999.

         Cash used in investing activities totaled $205,700 and $63,200 for the years ended December 31, 2001 and 2000, respectively. The increase in 2001, compared to 2000, related to loans to members totaling $140,000, and investments in marketable securities totaling $51,100. Cash was used in both 2001 ($18,900) and 2000 ($46,800) for the purchase of equipment and vehicles.

         Cash used in financing activities totaled $134,200 and $199,300 in fiscal years 2001 and 2000, respectively. Cash used in financing activities was comprised primarily of member distributions, but also included $17,600 in payments on a note payable to a member during fiscal year 2000.

Three-month period ended March 31, 2002 compared to the three-month period ended March 31, 2001
--------------------------------------------------------------------------------

        Prime used ($118,000) and generated $89,691 in cash from operations during the three-month periods ended March 31, 2002 and 2001, respectively. Cash used in operations in the first quarter of 2002 was negatively impacted by the settlement of wages paid to a former member in the amount of $100,000.

         Investing activities for the quarter ended March 31, 2002 generated $181,000 in cash. However, investing activities for the quarter ended March 31, 2001 used $127,300 in cash. Sources of cash in 2002 included repayments on receivables from members totaling $140,000 and proceeds from the sale of marketable securities in the amount of $49,700. In addition, during 2001 Prime advanced $140,000 to members. This use of cash was partially offset by a $20,000 repayment on a loan from a related party.

         Prime used $46,200 in cash in financing activities during the quarter ended March 31, 2002, resulting from a one-time $100,000 payment to buy out a former member, partially offset by proceeds from repayments of loans to members totaling $53,800. There were no cash flows from financing activities during the quarter ended March 31, 2001.

Balance Sheet Data
------------------

         The following summarizes Prime's assets, liabilities, and members' equity as of March 31, 2002, December 31, 2001 and December 31, 2000:

------------------------------------------ ----------------------- -------------------------- -------------------------
                                               March 31, 2002
                 Assets                         (Unaudited)            December 31, 2001         December 31, 2000
                 ------                         -----------            -----------------         -----------------
------------------------------------------ ----------------------- -------------------------- -------------------------
Current assets                                  $ 193,000                 $185,200                   $391,900
------------------------------------------ ----------------------- -------------------------- -------------------------
Property and equipment, net                       125,800                  131,300                    167,200
------------------------------------------ ----------------------- -------------------------- -------------------------
Other                                             115,800                  263,600                    101,500
                                                  -------                  -------                    -------
------------------------------------------ ----------------------- -------------------------- -------------------------
Total assets                                      437,600                  580,100                    660,600
------------------------------------------ ----------------------- -------------------------- -------------------------
Liabilities and members equity

------------------------------------------ ----------------------- -------------------------- -------------------------
Current liabilities                               176,000                  345,200                    147,500
------------------------------------------ ----------------------- -------------------------- -------------------------
Notes payable to related parties                   69,400                   15,600                     14,900
------------------------------------------ ----------------------- -------------------------- -------------------------
Members' equity                                   192,200                  219,300                    498,200
                                                  -------                  -------                    -------
------------------------------------------ ----------------------- -------------------------- -------------------------
Total liabilities and members' equity
                                                $ 437,600                 $580,100                   $660,600
------------------------------------------ ----------------------- -------------------------- -------------------------

         Current assets as of December 31, 2001 decreased by $206,700 or 52.7 percent from the balance at December 31, 2000. The decrease was due to a reduction in cash of $193,200 for the reasons set forth above; a decrease in accounts receivable of $47,300 due to a change in the Company's billng process for investment advisory services, whereby such services were billed in arrears during 2000, versus in advance as in 2001; partially offset by an increase in marketable securities in 2001 totaling $50,100.

         Net  property  and  equipment   decreased   primarily  due  to  routine
depreciation and disposals, offset by purchases of equipment.

         Other assets increased between December 31, 2001 and 2000 by $162,100 or 160 percent due to advances to members in 2001. The decrease between March 31, 2002 and December 31, 2001 resulted from repayments of such advances during the first quarter of 2002.

         Current liabilities increased between December 31, 2001 and 2000 by $197,700 or 134 percent due to obligations stemming from a settlement with a former member in connection with Prime's buy-out of the former member's share of the Company. Such liabilities subsequently decreased between March 31, 2002 and December 31, 2001 as Prime paid the obligations during the first quarter of 2002.

The Offering
------------

         Prime does not believe it would need to complete this public offering to continue to meet its liquidity needs, based on the historical level of operations of Prime. However, management does not believe there is sufficient net revenues to fund meaningful growth in Prime. If successful with the offering of stock in connection with this registration statement, Prime intends to use the proceeds of the offering for the expansion of its business facilities and short-term marketing efforts as generally outlined in this offering. See Use of Proceeds.

         It is possible that the anticipated proceeds of this offering will not be sufficient to support any significant increase in revenues or income to Prime, in which event, future valuation of shares purchased by investors in this offering may not be enhanced. Each prospective investor should consider the possibility that revenues may not be significantly increased by the capital from this offering. See discussion of Risk Factors and Use of Proceeds.

Market Risks and Management Policies
------------------------------------

         Management is not aware of any particular market risk factors related to the Company's products and services, such as any specific environmental risks or other governmental regulation. Further, at the present time, Prime does not have any foreign market or currency exposure. Fringe Benefits Analysts is subject to continuing regulations as an insurance carrier where it operates and certain principals of Belsen Getty are subject to regulation as investment advisors and licensed financial planners.

         Prime has historically had a policy of lending funds to owners and employees which may have a future adverse impact on capital or liquidity to the extent it may lower funds available for working capital, or a loss of capital in the event of default. To date no related party loan has defaulted and the company has earned what it believes to be reasonable market interest on all such loans. See "Related Party Transactions".

New Accounting Pronouncements
-----------------------------

         In June, 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), Business Combinations, and Statement No. 142 (FAS
142), Goodwill and Other Intangible Assets.

         FAS 141, effective June 30, 2001, required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting; the use of the pooling-of-interests method of accounting is eliminated. FAS 141 also establishes how the purchase method is applied for business combinations completed after June 30, 2001. This guidance is similar to previous generally accepted accounting principles (GAAP); however, FAS 141 establishes additional disclosure requirements for transactions occurring after the effective date.

         FAS 142 eliminates amortization of goodwill associated with business combinations completed after June 30, 2001. During the transition period from July 1, 2001 through December 31, 2001, goodwill associated with business combinations completed prior to July 1, 2001 continued to be amortized through the income statement. Effective January 1, 2002, goodwill amortization expense ceased and goodwill will be assessed for impairment at least annually at the reporting unit level by applying a fair-value-based test. FAS 142 also provides additional guidance on acquired intangibles that should be separately recognized and amortized, which could result in the recognition of additional intangible assets, as compared with previous GAAP.

Prime has no business combinations prior to the issuance of FAS 141 or FAS 142, which resulted in the recognition of goodwill, accordingly, neither of these statements will have an effect on the current financial statements of the Company.

 There are other new accounting standards (such as FAS 143 on Accounting For Asset Retirement Obligations; and FAS 144 on Account for Impairment or Disposal of Long Lived Assets) which do not have present applications, but may be important to the Company's future operations and accounting.

                             DESCRIPTION OF PROPERTY
                             -----------------------

         Prime and its operating subsidiaries currently lease commercial space for their operations at 22 East First South, 4th Floor, Salt Lake City, Utah from Brownstone Associates LLC. Scott Deru and Terry Deru were prior owners in Brownstone Associates through December 31, 2001 along with Mr. William Campbell, who was a prior owner in Prime LLC. Prime now considers the lease to be with a fully unrelated party, since Mr. Campbell continues as the principal owner of Brownstone, but has no ownership or affiliation with Prime. Prime leases approximately 2,800 square feet with the remaining term of its existing lease to August, 2002. The current gross monthly lease payment is $3,976 per month, which lease contains standard and customary lease escalators or cost pass throughs, though there will be no increase in least costs for the remaining term of the lease. The lease was terminated by notice without penalty effective August 16, 2002.

         In these facilities there are approximately five separate offices, a general utility room, reception area and conference room. These offices provide minimally adequate facilities to the present staff of Prime and its two operating subsidiaries. Located at its present facilities are other miscellaneous personal property, primarily telephone communication and computer related equipment, having an estimated value of approximately $22,000.

         Commencing August 16, 2002 Prime and its subsidiaries will commence a new lease in the Brickyard Tower in Salt Lake City, Utah. The exact address will be 1245 East Brickyard Road, Suite 590, Salt Lake City, Utah 84106. This will be a five year lease with a base rental amount of $4,588.50 per month. The company will occupy approximately 3,239 square feet.

         Total current monthly direct costs of operating the present physical facilities, including rent and all utilities and other overhead expenses are approximately $4,050 per month.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
                 ----------------------------------------------

         o To date none of the management has had any independent determination of the reasonableness or amounts of compensation or benefits, such as shares issued to management or salaries, and it is not likely there will be any independent review of such matters in the future as the management, the Board and the principal owners are substantially the same persons.

         o The Company has historically made and received loans and advances from owners and employees without independent Board review. As of December 31, 2001, there was approximately $50,000 owed to Prime by Andrew Limpert; Mr. Scott Deru and Mr. Terry Deru had outstanding loans owing of $70,000 each, but which are off-set by two loans to Prime by the Derus each for $100,000, totaling $200,000. The notes payable to the company are demand notes, bear single annual interest (APR) of 4 1/2% and the note receivable also has an APR of 4 1/2% and is a demand note.

         o Mr. Terry Deru will act as the Chief Executive Officer for Prime, but concurrently continue to act as a Manager for Belsen Getty. Again, there may exist some potential conflicts for the allocation of time Resource by this individual between the parent and subsidiary.

         o Each of the principal officers of Prime have received shares and interest in Prime based primarily upon the contribution of their prior intangible business interest in Prime LLC and other intangible assets which are not capable of exact evaluation. As a result, each of the present principal owners of Prime may be deemed to hold shares and interest in the company which were not determined through any arm's length transaction or independent determination of value.

         o Messrs. Terry Deru, Scott Deru and Andrew Limpert would be considered founders and promoters of the current Prime Resource, Inc. As such, Scott Deru contributed his interest in the prior Prime LLC for his approximate 36% stock interest in Prime; Terry Deru has contributed his interest in Prime LLC for an approximate 36% stock interest; and Mr. Limpert has contributed his interest in Prime LLC for an approximate 27% stock interest in Prime. None of these transfers by the promoters can be considered independent or arms-length transactions.

         o The company is not aware of any further transactions which would require disclosure under this section by the company and any affiliated party.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

Market Information

          Our common stock is not traded on any exchange. We plan to seek a listing on the Electronic Bulletin Board, OTCBB, once our registration statement has become effective. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed.

Current Shareholders

          As of April 5, 2002, there were four holders of record of our common stock as described in the management section.

Dividends

          We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.


                                       48

                             EXECUTIVE COMPENSATION
                             ----------------------

HOURLY COMPENSATION, LONG TERM COMPENSATION

------------------------------ -------- ------------ --------- ---------------- -------------- -------------- --------- -----------

Name and Principal Position      Year     Salary(1)    Bonus2    Other Annual     Restricted     Securities     LTIP      Other3
                                                                 Compensation        Stock         Underlying  Payouts   (Loans)
                                                                                    Awards(s)      Options
------------------------------ -------- ------------ --------- ---------------- -------------- -------------- --------- -----------
Mr. Terry Deru,                  2001     $262,000       --         $65,000            --             --         --       $70,000
President                        2000      208,341       --            --              --             --         --          --
                                 1999      122,236       --            --              --             --         --          --
------------------------------ -------- ------------ --------- ---------------- -------------- -------------- --------- -----------

Mr. Scott Deru,,   Secretary     2001     $240,000       --         $65,000            --             --         --       $70,000
                                 2000     $212,000       --            --              --             --         --          --
                                 1999     $165,242       --            --              --             --         --          --
------------------------------ -------- ------------ --------- ---------------- -------------- -------------- --------- -----------

Mr. Andrew Limpert,
Treasurer                        2001     $118,000       --            --              --             --         --       $50,000
                                 2000       60,479       --            --              --             --         --          --
                                 1999       65,613       --            --              --             --         --          --
------------------------------ -------- ------------ --------- ---------------- -------------- -------------- --------- -----------

         To date, directors have not been paid any compensation for attendance at Board of Directors meetings. It is anticipated that as soon as revenues would justify such expenditure, Directors will be paid a per diem payment of $500 for attending each Board of Directors meetings.

         1 Historically, the principals of Prime Resource LLC have taken draws equal to a salary compensation of $240,000 per year in the case of Mr. Scott Deru, and $240,000 for Mr. Terry Deru. Mr. Terry Deru received $262,000 in 2001, but will receive $240,000 in 2002. Mr. Limpert was paid compensation of $118,000 in 2001, which will increase to $165,000 this year and $210,000 in 2003. The officers have decided under the new corporate structure of Prime Resource to fix their salaries at these levels as evidenced by an employment contract, earlier discussed under "Remuneration of Officers and Directors". The most essential term of such contract is that the company may terminate the employment agreement, without cause, at anytime upon notice. If Prime is successful in completing this offering, the company may consider executive stock options or other incentive plans.

         2 In addition to the foregoing salaries, Mr. Scott Deru and Mr. Terry Deru received a cash bonus distribution of $65,000 each in 2001.

         3 In 2001 Mr. Terry Deru and Mr. Scott Deru each borrowed $70,000 from Prime on a demand note basis. These amounts remain outstanding, but are off-set by $100,000 demand notes each owed by Prime to Mr. Scott Deru and Mr. Terry Deru. The interest on these notes is 4.5% APR. Mr. Limpert has borrowed $50,000. This loan is a demand note with interest payable at the time of demand at 4.5% APR.

The company presently does not have any stock option or other warrant or stock option plan, but would deem it may adopt such a plan subsequent and in the event of the successful completion of this offering.

                              FINANCIAL STATEMENTS
                              --------------------

         You should read carefully all the information in this prospectus, including the financial statements and their explanatory notes as attached.

                   CHANGE IN ACCOUNTANTS AND ANY DISAGREEMENTS
                   -------------------------------------------

         Your  management  has  not  changed  its  independent   auditors  since
inception. Further, Prime has no conflict or disagreement with its current auditors concerning any accounting policies.

                          [OUTSIDE COVER OF PROSPECTUS]
                          -----------------------------

         This is a self underwriting not involving any broker/dealer. Each person contacted to invest in this offering will concurrently be given a copy of this prospectus. Unless otherwise advised, the prospectus will expire and should not be relied upon at anytime greater than six months after the effective date appearing on the cover page.

                                     PART II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 24. Indemnification of Officers & Directors. Prime indicates that it has normal and customary indemnification provisions under its By-laws and Articles of Incorporation, as well as those generally provided by Utah law. It is believed these provisions would indemnify all officers and directors from any good faith mistake or omission in the performance of his or her duties including cost of defense. Such indemnity would not extend to intentionally wrongful acts including fraud, appropriation, self dealing or patent conflicts of interest. The Articles and By-Laws were being filed as Exhibit items.

         Item 25. Other Expenses of Issuance & Distribution. Prime does not know of any accrued or to be accrued expenses of issuance and distribution other than as outlined in the foregoing prospectus. The present estimates of offering expenses are incorporated as costs for registration, including: fees, legal, accounting, printing and miscellaneous in the aggregate amount of $45,000 are to be paid by the company ultimately from offering proceeds and are outlined below:

              ------------------------------------------------------------------
                                   ESTIMATED OFFERING COSTS

              ------------------------------------------------------------------
                                  ITEM                      ESTIMATED COST
              ------------------------------------------------------------------
              1.  Attorney Fees                                  $20,000
              ------------------------------------------------------------------
              2.  Auditing                                       $20,000
              ------------------------------------------------------------------
              3.  Printing and Distribution                      $  2,500
              ------------------------------------------------------------------
              4.  State Filing and Edgar Fees                    $  2,500
              ------------------------------------------------------------------
                                       TOTAL COSTS               $45,000
              ------------------------------------------------------------------


         Item 26. Recent Sales of Unregistered Securities. Prime believes that in the body of this prospectus it has described all shares issued from the date of inception of Prime. In summary of that disclosure, Prime represents the only shares originally issued were to its founders and principals, Mr. Terry Deru, Mr.Scott Deru and Mr. Andrew Limpert. Mr. Don Deru, the father of Terry and Scott Deru, also received a limited number of shares. Subsequently all shares issued to them are the same shares set forth in the chart showing securities held by management and are deemed exempted transactions under section 4(2) of the Securities Act of 1933 as initial capital contributions. The first table summarized these transactions; the second table summarizes historical significant contributions to the prior Prime, LLC entity in 1998. The original Prime, LLC was formed in 1996 with minimum capitalization:


---------------------------------------------------------------------------------------------------------------------
SUMMARY OF ALL SHARES ISSUED IN PRIME, INC.
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Name/                              Number of                             Price per
Shareholder                        Shares           Acquisition Date     Share            Consideration
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Terry Deru                                                                            Interest in Prime LLC,
  (Founder)                                                                               carry over value of LLC
                                   1 M              4/5/2002             $.07*            $70,000
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Scott Deru                                                                            Interest in Prime LLC,
  (Founder)                                                                               carry over value of LLC
                                   1 M              4/5/2002             $.07*            $70,000
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Andrew Limpert                                                                        Interest in Prime LLC and
  (Founder)                                                                               offering services valued
                                   750 K            4/5/2002             $.15*            at $113,000
---------------------------------- ---------------- -------------------- ---------------- ---------------------------
Mr. Don Deru                                                                              Predecessor LLC interest
                                   50 K             4/5/2002             $.07*            valued at $10,125
---------------------------------- ---------------- -------------------- ---------------- ---------------------------

*Shares valued at approximate net worth per share at time of organization based on March 31, 2002 Financial Statements (Unaudited), except for Mr. Limpert whose share valuation contains premium for continuing organizational services.


----------------------------------------------------------------------------------------------------------------------
 HISTORICAL SUMMARY OF LLC/INTEREST IN PREDECESSOR PRIME LLC
                   AS OF 1998 (1)
------------------------------------ -------------------- ----------------- --------------------- --------------------
                                                            Acquisition            Value
        Name of Shareholder              LLC Interest           Date            of Interest          Consideration
------------------------------------ -------------------- ----------------- --------------------- --------------------
1.  Mr. Scott Deru                      36 1/2%                 10/98             Unknown               50% FBA, Inc.
------------------------------------ -------------------- ----------------- --------------------- --------------------
                                                                                                        50% BG, Inc.
2.  Mr. Terry Deru                      36 1/2%                 10/98             Unknown               50% FBA, Inc.
------------------------------------ -------------------- ----------------- --------------------- --------------------
                                                                                                     Cancellation
3.  Mr. Don Deru                            4%                  10/98             $150,000              $150,000 Note
------------------------------------ -------------------- ----------------- --------------------- --------------------
4.  Mr. William Campbell                   23%                  10/98             Unknown               50% BG, Inc.
------------------------------------ -------------------- ----------------- --------------------- --------------------

1The original Prime LLC formed in 1996 was minimally capitalized and remained inactive until 1998.

  Item 27.  Index of Exhibits:

  Financial Statements for the year ending December 31, 2001 & 2002 (audited) and for the interim period ending March 31, 2002 (unaudited) - Previously Filed

  Exhibit Item 3 - Articles of Incorporation and By-Laws - Amended Filed

  Exhibit Item 4 - Stock Certificate

  Exhibit Item 5 - Attorney Letter in re Legality - Previously Filed

  Exhibit Item 10 - Employment Contracts of Principal Employees
                       Assignment of LLC Interest to Limpert - Previously Filed

  Exhibit Item 21 - Subsidiary List

  Exhibit Item 23A - Consent of Experts - Carver Hovey & Co. CPA's;
                      Julian D. Jensen, P.C. Attorney at Law - Previously Filed

  Item 28.  Undertakings.  The undersigned registrant hereby undertakes:
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933. This includes:

                       a. For determining liability under the Securities Act, the issuer will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                       b. The issuer will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                (iv) To the extent this issuer requests acceleration of the effective date of the registration statement under Rule 461 under the Securities Act, it will include the following in the appropriate portion of the prospectus:

                       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                       In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Salt Lake, State of Utah on July 25, 2002.

(Registrant)    Prime Resource, Inc.

              /s/ Terry Deru
         ----------------------------------
           By:    Terry Deru, Its President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

           BY: MR. TERRY DERU

(Signature)   /s/ Terry Deru
              --------------------------------------------
(Title)           Director, CEO, President

(Date)            7/25/2002


           BY: MR. SCOTT DERU

(Signature)   /s/ Scott Deru
              --------------------------------------------
(Title)           Director, Vice-President, Treasurer

(Date)       7/25/2002


           BY: MR.ANDREW LIMPERT

(Signature)   /s/ Andrew Limpert
              --------------------------------------------
(Title)           Director, CFO, Secretary, Vice-President

(Date)         7/25/2002

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                              FINANCIAL STATEMENTS

                                      with

                      INDEPENDENT AUDITORS' REPORT THEREON

                     Years Ended December 31, 2001 and 2000


                                    CONTENTS

      Independent Auditors' Report                                                                F - 1
      Financial Statements:
                Consolidated Balance Sheets                                                       F - 2
                Consolidated Statements of Operations and Members' Equity                         F - 3
                Consolidated Statements of Operations and Comprehensive Income (Loss)             F - 4
                Consolidated Statements of Cash Flows                                             F - 5
                Notes to Consolidated Financial Statements                                      F-6 - F-14

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

To The Members

Prime Resource, LLC and subsidiaries

We have audited the accompanying consolidated balance sheets of Prime Resource, LLC and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and members' equity, consolidated operations and comprehensive income (loss), and consolidated cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Prime Resource, LLC and subsidiaries as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Carver Hovey & Co.
----------------------
    Carver Hovey & Co.
    Layton, Utah

    March 29, 2002, except for Note 9,
    as to which the date is April 5, 2002


                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                                                                                         March 31,
ASSETS                                                             December 31,        December 31,        2002
                                                                      2001                2000          (unaudited)
                                                                    ---------          ---------         ---------
    Current Assets:
       Cash and cash equivalents                                    $  32,102          $ 225,321         $  48,023
       Accounts receivable                                             99,287            146,570           134,407
       Available-for-sale securities                                   50,125               --               6,837
       Current portion of notes receivable, related parties             3,763             20,000             3,763
                                                                    ---------          ---------         ---------
                                                                      185,277            391,891           193,030

    Property and equipment, net of accumulated depreciation
       of $112,433, $100,211 and $68,058 at March 31, 2002,
       December 31, 2001 and 2000, respectively                       131,283            167,216           125,829
    Other assets                                                        8,516              8,516             8,516
    Advances and notes receivable from related parties,
       excluding current portion                                      255,052             92,992           110,253
                                                                    ---------          ---------         ---------

                                                                    $ 580,128          $ 660,615         $ 437,628
                                                                    =========          =========         =========

LIABILITIES AND MEMBERS' EQUITY
    Current Liabilities:
       Trade accounts payable                                       $  16,659          $   5,706         $  59,878
       Accrued compensation, commissions and benefits                 228,567            141,806           116,152
       Member distribution payable                                    100,000               --                --
                                                                    ---------          ---------         ---------
                                                                      345,226            147,512           176,030

    Notes payable to related parties                                   15,579             14,905            69,401
                                                                    ---------          ---------         ---------

                                                                      360,805            162,416           245,431
                                                                    ---------          ---------         ---------

  MEMBERS' EQUITY
    Members' equity                                                   220,338            498,199           193,604
    Accumulated other comprehensive loss                               (1,015)              --              (1,407)
                                                                    ---------          ---------         ---------
                                                                      219,323            498,199           192,197
                                                                    ---------          ---------         ---------


                                                                    $ 580,128          $ 660,615         $ 437,628
                                                                    =========          =========         =========


                 See accompanying notes to financial statements


                      PRIME RESOURCE, LLC AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY

                                                                                                Three months     Three months
                                                                                                   Ended            Ended
                                                                    Year Ended     Year Ended     March 31,        March 31,
                                                                    December 31,   December 31,     2002             2001
                                                                       2001          2000        (unaudited)      (unaudited)
                                                                    -----------    -----------    -----------    -----------
REVENUES
    Commissions                                                     $ 1,557,246    $ 1,498,016    $   434,852    $   418,578
    Investment advisory fees                                            449,031        707,537         89,988        156,197
    Interest and dividends                                               15,204          7,716          3,278          1,731
                                                                    -----------    -----------    -----------    -----------
                                                                      2,021,481      2,213,269        528,118        576,506


EXPENSES
    Commissions                                                         538,510        480,565        125,192        128,104
    Compensation and benefits                                         1,130,418      1,079,865        383,440        279,584
    General and administrative                                          230,205        256,405        120,913         48,068
    Occupancy and equipment                                             115,575        100,122         25,967         32,222
    Interest                                                                674            662            175            169
    Depreciation                                                         42,744         40,150         12,165          8,111
                                                                    -----------    -----------    -----------    -----------

                                                                      2,058,126      1,957,769        667,852        496,258
                                                                    -----------    -----------    -----------    -----------

NET INCOME (LOSS)                                                       (36,645)       255,500       (139,734)        80,248


MEMBERS' EQUITY, at beginning of period                                 498,199        424,465        220,338        498,199

    Member contribution                                                    --             --          113,000           --
    Member distributions                                               (241,216)      (181,766)          --             --
                                                                    -----------    -----------    -----------    -----------


MEMBERS' EQUITY, at end of period                                   $   220,338    $   498,199    $   193,604    $   578,447
                                                                    ===========    ===========    ===========    ===========


PROFORMA    COMPENSATION    &   BENEFITS,    assuming    the
  reorganization and new compensation  agreements  described
  in Note 9 occurred on January 1, 2001                             $  1,222,418   $      --      $   406,440     $     --


PROFORMA  INCOME TAX BENEFIT,  assuming  the  reorganization
  described in Note 9 occurred on January 1, 2001                         51,458          --           65,094           --

PROFORMA  NET LOSS,  assuming the  reorganization  described
  in Note 9 occurred on January 1, 2001                                  (77,187)         --          (97,640)          --

PROFORMA  BASIC &  DILUTED  LOSS  PER  SHARE,  assuming  the reorganization  described  in Note 9  occurred  on January
  1, 2001                                                                  (.018)         --            (.023)          --



                 See accompanying notes to financial statements


                      PRIME RESOURCE, LLC AND SUBSIDIARIES

      CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

                                                                                       Three months     Three months
                                                                                          Ended            Ended
                                                          Year Ended       Year Ended    March 31,        March 31,
                                                          December 31,     December 31,   2002             2001
                                                             2001             2000      (unaudited)      (unaudited)
                                                           -----------    -----------   -----------    -----------
REVENUES
    Commissions                                            $ 1,557,246    $ 1,498,016   $   434,852    $   418,578
    Investment advisory fees                                   449,031        707,537        89,988        156,197
    Interest and dividends                                      15,204          7,716         3,278          1,731
                                                           -----------    -----------   -----------    -----------
                                                             2,021,481      2,213,269       528,118        576,506


EXPENSES
    Commissions                                                538,510        480,565       125,192        128,104
    Compensation and benefits                                1,130,418      1,079,865       383,440        279,584
    General and administrative                                 230,205        256,405       120,913         48,068
    Occupancy and equipment                                    115,575        100,122        25,967         32,222
    Interest                                                       674            662           175            169
    Depreciation                                                42,744         40,150        12,165          8,111
                                                           -----------    -----------   -----------    -----------

                                                             2,058,126      1,957,769       667,852        496,258
                                                           -----------    -----------   -----------    -----------

NET INCOME (LOSS)                                              (36,645)       255,500      (139,734)        80,248


OTHER COMPREHENSIVE INCOME -

    Net unrealized loss on securities available for sale         1,015           --             392           --
                                                           -----------    -----------   -----------    -----------


TOTAL COMPREHENSIVE INCOME (LOSS)                          $   (37,660)   $   255,500   $  (140,126)   $    80,248
                                                           ===========    ===========   ===========    ===========


                 See accompanying notes to financial statements


                      PRIME RESOURCE, LLC AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Three months     Three months
                                                                                                 Ended            Ended
                                                            Year Ended        Year Ended        March 31,       March 31,
                                                            December 31,      December 31,        2002            2001
                                                              2001              2000          (unaudited)      (unaudited)
                                                             ---------        ---------        ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income (loss)                                        $ (36,645)       $ 255,500        $(139,734)       $  80,248
    Adjustments to reconcile net income (loss) to
      net cash provided by operations:
       Depreciation                                             42,744           39,536           12,165            8,563
       Noncash compensation                                      2,409             --            113,000             --
       Loss on disposal of assets                                  980             --               --               --
       Interest expense on borrowings from member                  674             --               --               --
       Interest income on loans to related parties              (8,113)            (759)            --               (586)
       Changes in operating assets and liabilities:
          Trade and other accounts receivable                   47,283           25,324          (35,120)          27,698
          Accounts payable                                      10,559          (22,788)          43,162              755
          Accrued liabilities                                   86,762          (57,836)        (112,415)         (26,987)
                                                             ---------        ---------        ---------        ---------

       Net cash provided by (used in) operating activities     146,653          238,977         (118,942)          89,691
                                                             ---------        ---------        ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:

    Purchases of equipment                                     (18,865)         (46,741)          (6,654)          (7,273)
    Loans to related parties                                  (155,650)         (36,427)            --           (140,000)
    Principal payments from related party notes receivable        --               --            144,799             --
    Collections on loans to related parties                     20,000           20,000             --             20,000
    Proceeds from securities available for sale                   --               --             49,733             --
    Investment in securities available for sale                (51,141)            --             (6,837)            --
                                                             ---------        ---------        ---------        ---------

       Net cash provided by (used in) investing activities    (205,656)         (63,168)         181,041         (127,273)
                                                             ---------        ---------        ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:

    Payments on note payable to a member                          --            (17,567)            --               --
    Notes payable to members                                      --               --             53,822             --
    Member buy-out                                                --               --           (100,000)            --
    Distributions to members                                  (134,215)        (181,765)            --               --
                                                             ---------        ---------        ---------        ---------

       Net cash used in financing activities                  (134,215)        (199,332)         (46,178)            --
                                                             ---------        ---------        ---------        ---------

NET INCREASE (DECREASE) IN CASH                               (193,219)         (23,523)          15,921          (37,582)

CASH AT BEGINNING OF PERIOD                                    225,321          248,844           32,102          225,321
                                                             ---------        ---------        ---------        ---------

CASH AT END OF PERIOD                                        $  32,102        $ 225,321        $  48,023        $ 187,739
                                                             =========        =========        =========        =========

SUPPLEMENTAL DISCLOSURE OF
--------------------------
     CASH FLOW INFORMATION
     ---------------------

    Cash paid for interest                                   $    --          $   1,337        $    --          $    --
                                                             =========        =========        =========        =========

SUPPLEMENTAL DISCLOSURE OF NONCASH
----------------------------------
     INVESTING AND FINANCING ACTIVITY
     --------------------------------

    Accrual of distribution payable to a former member       $ 100,000        $    --          $    --          $    --
    Distribution of a portion of a note receivable from a
      related entity to members                                  7,000             --               --               --

    Unrealized loss on securities available for sale             1,015             --                392             --

                 See accompanying notes to financial statements

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Business Activity

Prime Resource, LLC, (The Company) is a Limited Liability Company and 100 percent owner of Belsen Getty, LLC, (Belson Getty), and Fringe Benefits Analysts, LLC, (FBA), with offices in Salt Lake City and Layton, Utah, respectively. Belsen Getty is a fee-only financial management firm, providing investment advice to high-wealth individuals and employee groups in connection with company retirement plans. FBA sells group and employee benefit products, primarily health insurance, to employers and individuals throughout Utah.

Reorganization

Effective December 31, 2001, the Company entered into a settlement agreement involving the transfer of the membership interest from a former member to current and remaining members of the Company. The agreement required the Company to acquire the former owner's membership share in the Company in exchange for $100,000. The agreement further required the Company to pay compensation to the former member in 2001, also in the amount of $100,000. Such compensation expense is reflected in salaries and wages in the accompanying statement of operations for the year ended December 31, 2001. A total obligation of $200,000 for amounts payable to the former member in connection with the reorganization is reflected in the accompanying consolidated balance sheet as of December 31, 2001. The acquisition of the former member's share had no other effect on the recorded assets and liabilities of the Company.

Basis of Financial Presentation

The accompanying consolidated financial statements include the accounts of Prime Resource, LLC, and its wholly owned subsidiaries, Belsen Getty, LLC and Fringe Benefits Analysts, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles of the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures as of the date of the balance sheet and revenues and expenses for the period. Actual results could significantly differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of checking and money market accounts. For purposes of the statement of cash flows, the Company considers all highly liquid instruments with original maturities of three months or less to be cash equivalents.

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Available for Sale Securities

Available for sale securities are recorded at fair value. Unrealized holding gains or losses on available for sale securities are reported as a separate component of member's equity until realized. A decline in the market value of the securities below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Reinvested dividends increase the basis of the related investments.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of depreciable assets as follows:

                                                               Years
                                                               -----
                  Automobiles                                    5
                  Furniture & equipment                          7
                  Computer software & equipment                 3-5

Income taxes

The Company is taxed similar to a partnership. Accordingly, the accompanying consolidated statements of operations do not reflect provisions for income taxes, inasmuch as such income tax liability is the responsibility of the individual members.

Revenue Recognition


The Company generates revenues from two primary sources, commissions on the sale of insurance and fees on the provision of investment advice.

Fees from the provision of investment advice are billed and earned based on an agreed upon percentage of the fair value of investment portfolios under management. Such fees are typically one percent per year, and are calculated and billed on a monthly basis at one twelfth of one percent of the fair value of investments under management as of the beginning of each calendar month, and are recognized as revenue in the month billed.

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New Accounting Pronouncements

Revenues, in the form of commissions, are earned on brokered sales of group and individual health insurance products under agency marketing agreements with applicable health insurance providers. Commissions are generally collected on a monthly basis and are recognized as revenue in the month for which the related insurance premiums apply. Commissions earned by the Company are split, at management's discretion, between the Company and its licensed agents, on a case-by-case basis. The Company recognizes the full amount of commissions received under its agency agreements as commission revenue and the portion paid to its licensed agents as commission expense.

In June, 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), Business Combinations, and Statement No. 142 (FAS 142), Goodwill and Other Intangible Assets.

FAS 141, effective June 30, 2001, required that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting; the use of the pooling-of-interest method of accounting is eliminated. FAS 141 also establishes how the purchase method is applied for business combinations completed after June 30, 2001. This guidance is similar to previous generally accepted accounting principles (GAAP); however, FAS 141 establishes additional disclosure requirements for transactions occurring after the effective date.

FAS 142 eliminates amortization of goodwill associated with business combinations completed after June 30, 2001. During the transition period from July 1, 2001 through December 31, 2001, goodwill associated with business combinations completed prior to July 1, 2001 continued to be amortized through the income statement. Effective January 1, 2002, goodwill amortization expense ceased and goodwill will be assessed for impairment at least annually at the reporting unit level by applying a fair-value-based test. FAS 142 also provides additional guidance on acquired intangibles that should be separately recognized and amortized, which could result in the recognition of additional intangible assets, as compared with previous GAAP.

Prime has no business combinations prior to the issuance of FAS 141 or FAS 142, which resulted in the recognition of goodwill. Accordingly, neither of these statements will have an effect on the current financial statements of the Company.

There are other new accounting standards (such as FAS 143 on Accounting for Asset Retirement Obligations; and FAS 144 on Account for Impairment or Disposal of Long-Lived Assets) which do not have present applications, but may be important to Prime's future operations and accounting.

Interim Financial Information

The accompanying unaudited interim consolidated financial statements have been prepared by the Company in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-QSB, and accordingly, do not include all of the information and footnotes required by generally accepted

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

accounting principles. In the opinion of management, these unaudited consolidated financial statements reflect all adjustments, which consist only of normal recurring adjustments, which are necessary to present fairly the Company's financial position, results of operations, and cash flows as of March 31, 2002, and for the three-month periods ended March 31, 2002 and 2001. These unaudited consolidated financial statements should be read in conjunction with the consolidated financial statements, and notes thereto, for the year ended December 31, 2001.

The preparation of the interim consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenue and expense for the period being reported. Actual results could differ from those estimates. The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results that may be expected for the remainder of the year ending December 31, 2002 or future annual periods.


NOTE 2 - SECURITIES AVAILABLE FOR SALE

Securities available for sale are comprised of investments in mutual funds. The amortized cost of securities available for sale and the gross unrealized loss on such securities at December 31, 2001, totaled $51,140 and $1,015, respectively. Dividends realized and reinvested in 2001 totaled $1,140. There were no investments in marketable securities, other than cash equivalents, during the year ended December 31, 2000.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment and related accumulated depreciation at December 31 consists of the following:


                                             2001                  2000
                                       ----------------     -----------------
Furniture and equipment                       $ 87,893              $ 77,672
Computer equipment and software                 39,290                30,702
Vehicles                                       104,368               127,353
                                       ----------------     -----------------
                                               231,551               235,727
Accumulated Depreciation                      (100,211)              (68,059)
                                       ----------------     -----------------
                                             $ 131,340             $ 167,668
                                       ================     =================

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 4  -   EMPLOYEE BENEFIT PLAN

The Company has a defined contribution 401(K) plan and profit sharing plan. All employees who meet certain minimum requirements are eligible to participate in the plan. Employees may make contributions to the plan limited to the lesser of 15 percent of compensation or $7,000. Company contributions under both the 401(K) and profit sharing provisions of the plan are also discretionary. The Company's expense from contributions to the plan totaled $23,425 and $19,490, for 2001 and 2000, respectively.

NOTE 5 -  SEGMENT INFORMATION

Information as to the operations of the Company's different business segments is set forth below. Segments are identified based on the nature of the products and services offered. The Company's reportable segments are asset management, insurance products and other. The asset management segment includes investment portfolio management services provided by Belson Getty. The insurance products segment includes employee health insurance brokerage services provided by FBA. Certain headquarters functions are included in the "other" segment. Income on Company-wide savings and investments is also included in "other".

The Company's segments use the same policies as those described in the "Summary of Significant Accounting Policies". The Company has no intersegment revenues or expenses and the intercompany accounts were eliminated.

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

NOTE 5 -  SEGMENT INFORMATION (CONTINUED)


                                   Asset Management                    Insurance Products
                            -------------------------------       ------------------------------

                                    Dec. 31,       Dec. 31,              Dec. 31,       Dec. 31,
                                      2001           2000                  2001          2000
                            -------------------------------       ------------------------------
Revenues                           $ 449,031      $707,537           $ 1,557,246    $ 1,498,016
Expenses                             816,310       836,449             1,186,614      1,092,935
                            -------------------------------       ------------------------------

Net Income (Loss)                 $ (367,279)    $(128,912)            $ 370,632      $ 405,081
                            ===============================       ==============================


                                   Other                               Consolidated
                            -------------------------------       ------------------------------

                                    Dec. 31,       Dec. 31,              Dec. 31,       Dec. 31,
                                      2001           2000                  2001          2000
                            -------------------------------       ------------------------------

Revenues                            $ 12,707      $  7,716           $ 2,018,984    $ 2,213,269
Expenses                              52,705        28,385             2,055,629      1,957,769
                            -------------------------------       ------------------------------

Net Income (Loss)                   $(39,998)     $(20,669)          $   (36,645)   $   255,500
                            ===============================       ==============================

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


NOTE 5 -  SEGMENT INFORMATION (CONTINUED)

                                        Asset Management                                 Insurance Products
                           -------------------------------------------       --------------------------------------------
                           Three-months ended    Three-months ended          Three-months ended    Three-months ended
                              March 31, 2001        March 31, 2001              March 31, 2001        March 31, 2001
                                (unaudited)          (unaudited)                  (unaudited)           (unaudited)
                           -------------------------------------------       --------------------------------------------
Revenues                                $ 89,988            $ 156,197                    $ 434,852             $ 418,578
Expenses                                 218,936              166,663                      156,222               253,647
                           -------------------------------------------       --------------------------------------------

Net Income (Loss)                     $ (128,948)           $ (10,466)                   $ 278,630             $ 164,931
                           ===========================================       ============================================


                                        Other                                            Consolidated
                           -------------------------------------------       --------------------------------------------
                           Three-months ended    Three-months ended          Three-months ended    Three-months ended
                              March 31, 2001        March 31, 2001              March 31, 2001        March 31, 2001
                                (unaudited)          (unaudited)                  (unaudited)           (unaudited)
                           -------------------------------------------       --------------------------------------------
Revenues                                 $ 3,278              $ 1,731                    $ 528,118             $ 576,506
Expenses                                 292,694               75,949                      667,852               496,259
                           -------------------------------------------       --------------------------------------------

Net Income (Loss)                     $ (289,416)           $ (74,218)                  $ (139,734)             $ 80,247
                           ===========================================       ============================================



The Insurance Products segment does not have any customer accounting for over 4 percent of its revenues and is not believed to be dependent on any major client. However, there are essentially only four companies supplying health coverage in the current operating area which within the Company has agency marketing agreements.


Expenditures for long-lived assets were $21,777 and $46,740 for the years ended December 31, 2001 and 2000, respectively. All company assets are held in the United States of America. Assets held by each segment as of March 31, 2002, December 31, 2001, and December 31, 2000 are as follows:

                                      F-12

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

                                   March 31,
                                     2002               December 31,          December 31,
                                  (unaudited)              2001                 2000
                                ----------------     ----------------    ------------------
Asset Management                       $ 95,000            $ 157,471             $ 220,455
Insurance Products                      174,663              150,405               124,632
Other                                   167,965              272,252               315,528
                                ----------------     ----------------    ------------------
                                      $ 437,628            $ 580,128             $ 660,615
                                ================     ================    ==================

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of certain financial instruments in the accompanying consolidated financial statements including: cash and cash equivalents, trade receivables, accounts payable, and accrued liabilities, approximate fair value due to the short-term nature of the instruments. The carrying value of notes receivable also approximate fair market value due to the short-term maturity of the notes or floating interest rates that approximate current market rates.

Securities  available  for sale at  December  31, 2001 and 2000 are set forth in
Note 2.

NOTE 7 - RELATED PARTY TRANSACTIONS

Notes receivable

The Company had notes receivable from employees and members totaling $258,815 and $112,992 as of December 31, 2001 and 2000, respectively. The accompanying consolidated statements of cash flows provide further information regarding investing activities with related parties.

Amounts due from employees and members were subject to the accrual of interest income at rates ranging from 4.5 to 4.9 percent. Interest income on amounts due from related parties totaled $8,113 in 2001 and $759 in 2000.

Note payable

The Company was indebted to a member, under a note payable, in the amounts of $15,579 and $14,905, as of December 31, 2001 and 2000, respectively. The note bears interest at 4.5 percent and is due on demand.

NOTE 8 - LEASE COMMITMENTS

The Company leases certain office space under agreements classified as operating leases. The space is leased from two entities that had certain common owners to

                      PRIME RESOURCE, LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000

those of the Company. Rent expense, under such leases, totaled $110,935 and $96,260 for the years ended December 31, 2001 and 2000, respectively.

In connection with the settlement agreement discussed in Note 1, effective December 31, 2001, the remaining members of the Company divested themselves of their ownership interest in Brownstone Associates, L.L.C., one of the two related entities the Company leased office space from during 2001 and 2000.

NOTE 8 - LEASE COMMITMENTS (CONTINUED)

Future minimum payments required under all noncancellable lease agreements as of December 31, 2001 are as follows:

                     Year ended
                    December 31,
                    ------------

                    2002             $ 102,294
                    2003                72,765
                    2004                12,734
                                     -----------

                    Total            $ 187,793
                                     ===========


NOTE 9 - SUBSEQUENT EVENT


In January of 2002, the Company and its members granted a 26 percent membership interest to an employee of the Company valued at $113,000, as an inducement to remain with the Company and for services to be rendered in connection with a planned reorganization, registration and offering of company stock. The 26 percent membership share of the Company issued to Mr. Limpert was accounted for as compensation expense and is included in "compensation and benefits" in the statement of operations for the quarter ended March 31, 2002. The value of the share of the Company issued to Mr. Limpert was based on the amount the Company was required to pay a former member for his 23 percent share of the Company, in connection with the Company's termination and buy-out of the member, effective January 1, 2002.


In March of 2002, the Company was paid approximately $144,000 in amounts due from members as of December 31, 2001 and advanced an additional $56,000 from those same members. The proceeds were used to satisfy a $200,000 obligation to a former member, which arose in connection with such member's termination.
                                      F-14

On April 5, 2002, the Company was reorganized from a limited liability company to a corporation. The Company was authorized to issue 50,000,000 shares of a single class of common stock with no par value. The Company issued 2,800,000 of such shares to existing members representing the entire ownership interest of the Company at the time of incorporation. As there was no change in control of the organization, the value of the stock, issued in the reorganization, was based on the book value of the predecessor organization of approximately $192,000, as of March 31, 2002. Accordingly, there was no change in the recorded book values of Company assets or liabilities due to the reorganization.

Also, in connection with the reorganization, the Company entered into three-year employment agreements with three of its executive officers.

                                      F-15